UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14A-12
RetailMeNot, Inc.
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March 16, 2016

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of RetailMeNot, Inc. on April 28, 2016, at 8:30 a.m. Central Time. The meeting will be held at the offices of DLA Piper LLP (US) at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500.

We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. On March 16, 2016, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2015 (the “Annual Report”) over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how you can receive a paper copy of the proxy materials by mail. If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report and proxy card will be enclosed. If you receive your proxy materials via e-mail, the e-mail will contain voting instructions and links to the Annual Report and Proxy Statement on the Internet, both of which are available at www.proxyvote.com.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will be available to report on our operations and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. If you attend the meeting you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Sincerely yours,

Jonathan B. Kaplan

General Counsel and Corporate Secretary

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 28, 2016

The 2016 annual meeting of stockholders of RetailMeNot, Inc., a Delaware corporation, will be held on April 28, 2016, at 8:30 a.m., Central Time, at the offices of DLA Piper LLP (US), located at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500, for the following purposes:

1. To elect three Class III directors to hold office for three-year terms and until their respective successors are elected and qualified.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

3. To vote on a non-binding basis to approve the compensation of our named executive officers.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our board of directors recommends a vote FOR the election of all nominees for the board of directors and FOR Proposals 2 and 3. Stockholders of record at the close of business on February 29, 2016 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 301 Congress Avenue, Suite 700, Austin, Texas 78701.

By order of the board of directors,

Jonathan B. Kaplan

General Counsel and Corporate Secretary

March 16, 2016

IMPORTANT: Please vote your shares via telephone or the Internet, as described in the accompanying materials, to assure that your shares are represented at the meeting, or, if you received a paper copy of the proxy card by mail, you may mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. If you attend the meeting, you may choose to vote in person even if you have previously voted your shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2016: Our Proxy Statement is enclosed. Financial and other information concerning RetailMeNot, Inc. is contained in our Annual Report to Stockholders for the fiscal year ended December 31, 2015. A complete set of proxy materials relating to our annual meeting, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, is available on the Internet and may be viewed at www.proxyvote.com.

Attending the Meeting

The meeting will be held at the offices of DLA Piper LLP (US) located at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500 (25th Floor).

•	Doors open at 8:00 a.m. Central Time.

•	Meeting starts at 8:30 a.m. Central Time.

•	Proof of RetailMeNot, Inc. stock ownership and photo identification is required to attend the annual meeting.

•	The use of cameras or other audio or video recording devices is not allowed.

Questions

For Questions Regarding:	Contact:

Annual meeting	RetailMeNot, Inc. Investor Relations IR@rmn.com

Stock ownership for registered holders	Toll Free Phone Number: (866) 321-8022 Direct Phone Number: (720) 378-5956 Email: shareholder@broadridge.com

Stock ownership for beneficial holders	Please contact your broker, bank or other nominee

Voting for registered holders	RetailMeNot, Inc. Investor Relations IR@rmn.com

Voting for beneficial holders	Please contact your broker, bank or other nominee

RetailMeNot, Inc.

Security Ownership of Certain Beneficial Owners and Management	57
Section 16(a) Beneficial Ownership Reporting Compliance	60
Proposal No. 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	61
Stockholder Proposals or Nominations to Be Presented at Next Annual Meeting	62
Transaction of Other Business	62
Stockholders Sharing the Same Last Name and Address	62

RETAILMENOT, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 28, 2016

The board of directors of RetailMeNot, Inc. is soliciting your proxy for the 2016 Annual Meeting of Stockholders to be held on April 28, 2016, or any adjournment or postponement thereof, at 401 Congress Avenue, Austin, Texas 78701 in Suite 2500, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and related materials are first being made available to stockholders on or about March 16, 2016. References in this Proxy Statement to the “Company,” “we,” “our,” “us” and “RetailMeNot” are to RetailMeNot, Inc. and its consolidated subsidiaries, and references to the “annual meeting” are to the 2016 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on December 31, 2015. This Proxy Statement covers our 2015 fiscal year, which was from January 1, 2015 through December 31, 2015 (“fiscal 2015”). Certain information contained in this Proxy Statement is incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 19, 2016.

SOLICITATION AND VOTING

Record Date

Only stockholders of record at the close of business on February 29, 2016 will be entitled to notice of and to vote at the meeting and any adjournment thereof. As of this record date there were 48,692,553 shares of Series 1 common stock and no shares of Series 2 common stock outstanding and entitled to vote.

Internet Availability of Annual Meeting Materials

We are pleased to take advantage of the rules adopted by the SEC, allowing companies to furnish proxy materials over the Internet to their stockholders rather than mailing paper copies of those materials to each stockholder. On March 16, 2016, we mailed to our stockholders a Notice Regarding the Availability of Proxy Materials (the “Notice”) directing stockholders to a website where they can access our Proxy Statement for the annual meeting and our Annual Report to Stockholders for the fiscal year ended December 31, 2015 and view instructions on how to vote via the Internet or by phone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

Quorum

A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the meeting. Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals; Impact of Advisory Votes

Each share of our Series 1 common stock outstanding on the record date is entitled to one vote on each of the three director nominees. For the election of directors, the three director nominees who receive the highest number of “For” votes will be elected as Class III directors. You may vote “For” or “Withhold” with respect to each director nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as an abstention. With respect to Proposal No. 2 regarding ratification of our independent auditors, approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote. Approval of Proposal No. 3, the advisory vote to approve executive compensation, requires the affirmative vote of a majority of the shares present and entitled to vote. Proposal No. 3 is advisory and therefore will not be binding on our board of directors. Our board of directors will, however, consider the outcome of this vote when determining issues with respect to executive compensation in the future.

Effect of Abstentions and Broker Non-Votes

Shares not present at the meeting and shares voted “Withhold” will have no effect on the election of directors. For the other proposals, abstentions will have the same effect as negative votes. If your shares are held in an account at a bank or brokerage firm, that bank or brokerage firm may vote your shares on Proposal No. 2 regarding ratification of our independent auditors, but will not be permitted to vote your shares of common stock with respect to Proposal Nos. 1 or 3 unless you provide instructions as to how your shares should be voted. If an executed proxy card is returned by a bank or broker holding shares which indicates that the bank or broker has not received voting instructions and does not have discretionary authority to vote on the proposals, the shares will not be considered to have been voted in favor of the proposals. Your bank or broker will vote your shares of common stock on Proposal Nos. 1 and 3 only if you provide instructions on how to vote by following the instructions they provide to you. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Voting Instructions

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your voting instructions. If no choice is indicated on the proxy card, the shares will be voted as the board recommends on each proposal. Many banks and brokerage firms have a process for their beneficial owners to provide instructions via telephone or the Internet. The voting form that you receive from your bank or broker will contain instructions for voting.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by proxy, over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the annual meeting.

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid legal proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on April 27, 2016. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting in-person.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held in an account at a bank, brokerage firm or other agent, you may change your vote by submitting new voting instructions to your bank, brokerage firm or other agent, or, if you have obtained a legal proxy from your bank, brokerage firm or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to obtain proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs for forwarding proxy and solicitation material to the beneficial owners of common stock. We may use the services of our officers, directors and employees to solicit proxies, personally, by telephone or by email, without additional compensation. Additionally, we have retained D. F. King & Co. to solicit proxies for a fee of $12,500 plus reimbursement of reasonable out-of-pocket fees and expenses.

Voting Results

We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified board of directors consisting of three Class I directors, three Class II directors and three Class III directors. At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date.

The term of the Class III directors, G. Cotter Cunningham, Gokul Rajaram and Greg J. Santora, will expire on the date of the upcoming annual meeting. Accordingly, three persons are to be elected to serve as Class III directors of the board of directors at the meeting. The board’s nominees for election by the stockholders to those three positions are the three current Class III members of the board of directors, G. Cotter Cunningham, Gokul Rajaram and Greg J. Santora. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2019 and until their respective successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason (although we know of no reason to anticipate that this will occur), or if a vacancy occurs before the election, the proxies may be voted for such substitute nominees as we may designate. The proxies cannot vote for more than three persons.

The three nominees for Class III director receiving the highest number of votes of shares of outstanding common stock will be elected as Class III directors.

We believe that each of our directors has demonstrated business acumen, ethical integrity and an ability to exercise sound judgment as well as a commitment of service to us and our board of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF G. COTTER CUNNINGHAM, GOKUL RAJARAM AND GREG J. SANTORA AS CLASS III DIRECTORS.

The names of our directors who will continue in office until the 2017 and 2018 annual meetings of stockholders, including the nominees for Class III directors to be elected at this meeting, and certain information about them as of February 29, 2016 is set forth below. Also set forth below are the specific experience, qualifications, attributes or skills that led our nominating and corporate governance committee to conclude that each person should serve as a director.

Name	Principal Occupation	Age	Director Since

Class I Directors Whose Terms Expire at the 2017 Annual Meeting of Stockholders:
C. Thomas Ball	Private Investor; Former General Partner of Austin Ventures	49	2007

Jeffrey M. Crowe	Managing Partner of Norwest Venture Partners	59	2010

Eric A. Korman	Chief Executive Officer of Phlur, Inc.; Former President, Ralph Lauren Digital & E-Commerce	45	2014

Class II Directors Whose Terms Expire at the 2018 Annual Meeting of Stockholders:
Jules A. Maltz	General Partner of Institutional Venture Partners	36	2011

Brian Sharples	President, HomeAway, Expedia, Inc.	55	2011

Tamar Yehoshua	Vice President of Product Management, Google, Inc.	51	2015

Class III Directors Nominated for Election at the 2016 Annual Meeting of Stockholders:
G. Cotter Cunningham	President and Chief Executive Officer of RetailMeNot, Inc.	53	2007

Gokul Rajaram	Product Engineering Lead at Square, Inc.	41	2013

Greg J. Santora	Independent Management Consultant	64	2013

Class I Directors

C. Thomas Ball has been a member of our board of directors since September 2007. Mr. Ball is a private investor and entrepreneur. From April 2005 through June 2015, Mr. Ball was with Austin Ventures, where he started as a Venture Partner and finished as a General Partner. From November 2001 to December 2004, Mr. Ball was Chief Executive Officer and co-founder of Openfield Technologies, a provider of e-commerce and business management software and technology solutions. Mr. Ball was also a founder of eCoupons.com, where he served as Chief Executive Officer from January 1999 through December 2000. Mr. Ball has served on a number of private company boards, including Social Gaming Network, Adometry and Boundless Network, and also served on the board of Convio (CNVO) from December 2006 through February 2011. Mr. Ball holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in finance from the University of Florida. We have determined that Mr. Ball’s experience in the digital offers industry as founder of eCoupons.com, as well as his experience in both managing and evaluating companies as an officer, board member and investor makes him a valuable member of our board of directors, our compensation committee and our nominating and corporate governance committee.

Jeffrey M. Crowe has been a member of our board of directors since November 2010. Mr. Crowe was CEO-in-residence with Norwest Venture Partners from January 2002 to December 2003, joined the firm as a Venture Partner in January 2004, became a General Partner in January 2005 and became Managing Partner of the firm in January 2013. He focuses on investments in the software, Internet and consumer arenas. Mr. Crowe currently serves on the boards of Badgeville, deCarta, Owler, Lending Club (LC), Madison Reed, Glint (formerly Aware AI), Extole, HoneyBook, Turn, and Pencil and Pixel. He previously served on the boards of AdChina, Admeld, deCarta, Jigsaw, Nano-Tex, The Echo Nest, TrueX Media and Tuvox. From December 1999 to April 2001, Mr. Crowe served as President, Chief Operating Officer and Director of DoveBid, a privately held business auction firm. From May 1990 to November 1999, Mr. Crowe served as Chief Executive Officer of Edify Corporation (EDFY), a publicly traded enterprise software company. Mr. Crowe holds an M.B.A. from the Stanford Graduate School of Business and a B.A. in history from Dartmouth College. We have determined that the breadth and depth of Mr. Crowe’s operational background and experience as an investor, director and officer in a number of technology companies make him an effective member of our board of directors and our audit committee.

Eric A. Korman has been a member of our board of directors since September 2014. Mr. Korman is the founder and Chief Executive Officer of Phlur, Inc., an early-stage, vertically integrated retailer which he founded in May 2015. Mr. Korman was previously the President, Digital & Global e-Commerce at Ralph Lauren from October 2011 to February 2014. Prior to this role, Mr. Korman was Senior Vice President, Strategy & Development at Ralph Lauren from November 2010 to January 2012. Before joining Ralph Lauren, Mr. Korman was President of Ticketmaster Entertainment from October 2008 to January 2010 and served as its Executive Vice President from May 2006 to October 2008 after its spin-off from IAC. Prior to that, Mr. Korman held a variety of senior positions at IAC from September 2001 to May 2006, serving as Senior Vice President, Mergers & Acquisitions from February 2005 to May 2006. Mr. Korman has served on the boards of directors of Points International (TSX: PTS), The Active Network (ACTV), BET Digital and OpenTable (OPEN). Mr. Korman holds an M.B.A from the J.L. Kellogg Graduate School of Management and a B.A., cum laude, in economics and political science from Emory University. We have determined that Mr. Korman’s extensive experience in senior management positions of various commerce and retail companies makes him a valuable member of our board of directors and our nominating and corporate governance committee.

Class II Directors

Jules A. Maltz has served as a member of our board of directors since October 2011. Mr. Maltz is General Partner at Institutional Venture Partners, which he joined in August 2008, and focuses on investments in rapidly growing Internet and software companies. In addition to his service on our board of directors, Mr. Maltz serves on the board of directors of Yext, Oportun, NerdWallet, Indiegogo and TuneIn and previously served on the board of directors of Buddy Media and H5. He is actively involved in a number of other portfolio companies of Institutional Venture Partners. Mr. Maltz received an M.B.A. from Stanford University and a B.A. in economics from Yale University. We have determined that Mr. Maltz’s knowledge and experience with growth-stage Internet and software companies, as well as his financial expertise, makes him an integral member of our board of directors, our audit committee and our nominating and corporate governance committee.

Brian Sharples has served as a member of our board of directors since July 2011. Mr. Sharples is one of the co-founders of HomeAway and served as its President, Chief Executive Officer and board member since its inception in April 2004 until its sale to Expedia, Inc. (EXPE) in December 2015; he continues to serve as President, HomeAway for Expedia. Prior to co-founding HomeAway, Mr. Sharples was an angel investor from 2001 until 2004 and also served as Chief Executive Officer of Elysium Partners from 2002 until 2003. Mr. Sharples served as President and Chief Executive Officer of IntelliQuest Information Group, a supplier of marketing data and research to Fortune 500 technology companies, from 1996 to 2001, as President from 1991 to 1996, and as Senior Vice President from 1989 to 1991. Prior to IntelliQuest, Mr. Sharples was Chief Executive Officer of Practical Productions, an event-based automotive distribution business, from 1988 to 1989 and a consultant with Bain & Co. from 1986 to 1988. Mr. Sharples served on the board of directors of Kayak Software (KYAK), an online travel resource aggregator, until November 2012. He received an M.B.A. from the Stanford Graduate School of Business and a B.S. in math and economics from Colby College. We have determined that Mr. Sharples’s current and previous tenures in executive positions at various public and private technology companies and his experience with online aggregation service companies allow him to bring valuable insight to our board of directors and our compensation committee.

Tamar Yehoshua has served as a member of our board of directors since December 2015. Ms. Yehoshua is a vice president of product management in the Search team at Google, Inc. Prior to joining Google in 2010, Tamar served as vice president for advertising technology at A9, an Amazon company, from 2005-2010, and director of engineering from 2004-2005. She previously served in senior engineering leadership roles at Reasoning, Inc. from 2002-2004, and Noosh, Inc. from 1999-2002. Tamar holds a Bachelor of Arts degree in Mathematics from the University of Pennsylvania and a Master’s degree in Computer Science from The Hebrew University of Jerusalem.

Class III Directors

G. Cotter Cunningham is our Founder, President, Chief Executive Officer and Chairman of the Board, and has overseen our growth from inception. Previously, Mr. Cunningham served in various positions with Bankrate (RATE) from April 2000 through April 2007, most recently as Chief Operating Officer. He also previously served as CEO-in-Residence at Austin Ventures, Vice President and General Manager of VML, Vice President of Block Financial Corporation and Assistant Vice President of H&R Block. He holds an M.B.A. from Vanderbilt University and a B.B.A. in economics from the University of Memphis. Mr. Cunningham’s perspective as our Founder and Chief Executive Officer makes him a critical member of our board of directors.

Gokul Rajaram has served as a member of our board of directors since October 2013. Mr. Rajaram is the Product Engineering Lead at Square, the commerce company based in San Francisco, California. Before joining Square in July 2013, Mr. Rajaram was Product Director, Ads at Facebook (FB) from September 2010 to June 2013. Mr. Rajaram was Co-Founder and Chief Executive Officer of Chai Labs, a semantic technology startup, from December 2007 until its acquisition by Facebook in September 2010. Prior to Chai Labs, Mr. Rajaram served as Product Management Director for Google AdSense (GOOG) from January 2003 to November 2007. Mr. Rajaram holds an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management, a M.S. in computer science from the University of Texas and a B. Tech in computer science from the Indian Institute of Technology Kanpur. We have determined that Mr. Rajaram’s knowledge and experience with product development and innovation at Internet and technology companies makes him a valuable member of our board of directors and our compensation committee.

Greg J. Santora has served as a member of our board of directors since May 2013. Mr. Santora has worked as an independent management consultant since September 2005. Prior to that, he served as Chief Financial Officer of Shopping.com, a provider of Internet-based comparison shopping resources, from December 2003 through September 2005. From January 1997 through December 2002, he served as Chief Financial Officer of Intuit. Mr. Santora currently serves on the board of directors of Align Technology (ALGN) and MarkLogic Corporation. He previously served on the board of directors of Taleo Corporation (TLEO) and Digital Insight Corporation (DGIN). He holds an M.B.A. from San Jose State University and a B.A. in accounting from the University of Illinois. We have determined that Mr. Santora’s experience as a financial leader, his financial reporting and audit expertise and his current service on public and private company boards allows him to bring valuable insight to our board of directors and our audit committee.

CORPORATE GOVERNANCE

Director Independence

In February 2016, the board of directors determined that, other than Mr. Cunningham, each of the current members of the board is an “independent director” for purposes of the Nasdaq Listing Rules and Rule 10A-3(b)(1) under the Exchange Act as the term relates to membership on the board of directors.

The definition of independence under the Nasdaq Listing Rules includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director, nor any of his or her family members, has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Listing Rules, our board has made a subjective determination as to each independent director that no material relationships exist that, in the opinion of our board, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board reviewed and discussed information provided by the directors in questionnaires with questions tailored to the Nasdaq Listing Rules with regard to each director’s business and personal activities as they may relate to us and our management.

Board of Directors Leadership Structure

The board of directors has adopted Corporate Governance Guidelines to promote the functioning of the board and its committees. These guidelines address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings.

Our Corporate Governance Guidelines do not contain a policy mandating the separation of the offices of the Chairman of the Board and the Chief Executive Officer, or CEO, and the board is given the flexibility to select its Chairman and our CEO in the manner that it believes is in the best interests of our stockholders. Accordingly, the Chairman and the CEO may be filled by one individual or two. The board has not separated the positions of Chairman of the Board and CEO and both positions are held by Mr. Cunningham. The board believes that this structure has historically served the company well and continues to do so, by creating a critical link between management and the board of directors, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business, facilitating communication between the board and our senior management and providing the board with direct oversight of our business and affairs.

The board does not believe that mandating a particular structure that requires an independent lead director be designated is necessary to achieve effective oversight of management or to protect stockholder interests. Other than Mr. Cunningham, all members of our board of directors are independent under the Nasdaq Listing Rules, and each of the board’s audit committee, compensation committee and nominating and corporate governance committee are comprised solely of independent directors. Additionally, each committee is chaired by a different director, thus promoting diverse perspectives and styles in critical areas of corporate governance. Based on the board and committee structures currently in place our nominating and corporate governance committee believes that each independent director plays a critical role in oversight, leadership and governance and that designating a lead independent director would not create additional benefits at this time.

Risk Management

Our risk management function is overseen by our board of directors. Through our internal risk management committee, management reports and company policies, such as our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and our audit committee’s and compensation committee’s review of financial, executive compensation and other risks, we keep our board of directors apprised of material risks and provide our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us and how our management addresses those risks. Mr. Cunningham, as our CEO, works with our independent directors and with management when material risks are identified by the board of directors or management to address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors would conduct an assessment by themselves.

Executive Sessions

Independent directors meet in executive session at certain of the board of directors’ meetings. The board’s policy is to hold executive sessions without the presence of management, including the CEO, who is the only non-independent director.

Meetings of the Board of Directors and Committees

The board of directors held four meetings during the fiscal year ended December 31, 2015. The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. During the last fiscal year, each of our directors attended at least 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period.

The following table sets forth the standing committees of the board of directors and the members of each committee as of the date that this Proxy Statement was first made available to our stockholders:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
C. Thomas Ball		Chair	X
Jeffrey M. Crowe	X
Eric Korman			X
Jules A. Maltz	X		Chair
Gokul Rajaram		X
Greg J. Santora	Chair
Brian Sharples		X

Mr. Cunningham and Ms. Yehoshua do not serve on any committees, and, consequently are not included in the table above.

Audit Committee

The members of the audit committee are Messrs. Crowe, Maltz and Santora. Mr. Santora serves as the chair of the audit committee. In February 2016, our board of directors determined that each of Messrs. Crowe, Maltz and Santora was independent for purposes of the Nasdaq Listing Rules and SEC rules and regulations as they apply to audit committee members. Our board of directors has determined that each of Messrs. Crowe, Maltz and Santora meet the requirements for financial literacy and sophistication, and that Mr. Santora qualifies as an “audit committee financial expert,” under the applicable requirements of the Nasdaq Listing Rules and SEC rules and regulations. The composition of our audit committee complies with all applicable requirements in the Nasdaq Listing Rules and SEC rules and regulations and all of our audit committee members are independent directors.

The functions of the audit committee include:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;

•	approving the terms of the audit and pre-approving the engagement of our independent registered public accounting firm to perform permissible non-audit services;

•	reviewing, with our independent auditors, all critical accounting policies and procedures;

•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;

•	ensure the rotation of the lead audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and to consider whether to rotate the audit firm itself;

•	reviewing and discussing with management and our independent auditor our annual audited financial statements and any certification, report, opinion or review rendered by the independent auditor;

•	reviewing and investigating conduct alleged to be in violation of our Code of Business Conduct and Ethics;

•	reviewing and approving any related party transactions;

•	preparing the audit committee report required in our annual proxy statement; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The audit committee held four meetings during fiscal 2015. Additional information regarding the audit committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The members of the compensation committee are Messrs. Ball, Rajaram and Sharples, each of whom is a non-employee member of our board of directors. Mr. Ball serves as the chairperson of the compensation committee. In February 2016, our board of directors determined that each member of the compensation committee is independent for purposes of the Nasdaq Listing Rules, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code.

The functions of the compensation committee include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our CEO and our other executive officers;

•	reviewing and approving the following for our CEO and our other executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites;

•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;

•	recommending compensation programs for the non-employee members of our board of directors;

•	preparing disclosures regarding executive compensation and any related reports required by Nasdaq Listing Rules and SEC rules and regulations;

•	reviewing grants of equity awards made by the management equity award committee to employees and other eligible individuals pursuant to the authority delegated to it by the compensation committee;

•	making and approving grants of options and other equity awards to all executive officers, directors and other individuals whose equity awards are not made by the management equity award committee; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The compensation committee and our board of directors believe that attracting, retaining and motivating our employees, and particularly the company’s senior management team and key operating personnel, are essential to RetailMeNot’s performance and enhancing stockholder value. The compensation committee will continue to administer and develop our compensation programs in a manner designed to achieve these objectives.

The compensation committee reviews and determines executive officer compensation. Our CEO makes recommendations to the compensation committee regarding base salary increases, bonuses, incentive compensation, equity awards, benefits and perquisites for each executive officer other than himself. These recommendations are based upon objective criteria, including market data for our peer group, competitive positioning, our financial performance, accomplishment of strategic objectives, retention and individual performance. The compensation committee reviews and evaluates submitted proposals, discusses them with our CEO, and uses these recommendations as one factor in determining compensation levels for our executive officers. The compensation committee is ultimately responsible for establishing executive compensation levels, including for the CEO.

In January 2012, the compensation committee selected Compensia, Inc. (“Compensia”) to provide compensation consulting support. Compensia has provided market information on compensation trends and practices and compensation analysis based on competitive data drawn from a peer group of companies. Compensia is also available to perform special projects at the compensation committee’s request. Compensia provides analyses that inform the compensation committee’s decisions, but does not decide or approve any compensation actions. As needed, the compensation committee also consults with Compensia on program design matters. The engagement of any compensation consultant rests exclusively with the compensation committee, which has sole authority to retain and terminate any compensation consultant or other advisor that it uses.

In October 2015, the compensation committee assessed the independence of Compensia and concluded that no conflicts of interest exist that would prevent Compensia from providing independent and objective advice to the compensation committee. In making this determination, our compensation committee reviewed and discussed information provided by Compensia in a questionnaire that included questions tailored to the Nasdaq Listing Rules with regards to Compensia’s independence and provision of services.

The compensation committee held four meetings during fiscal 2015.

Nominating and Corporate Governance Committee

The members of the nominating and corporate governance committee are Messrs. Ball, Korman and Maltz. Mr. Maltz serves as the chairperson of the nominating and corporate governance committee. In February 2016, our board of directors determined that each member of the nominating and corporate governance committee is independent for purposes of the Nasdaq Listing Rules and under applicable SEC rules and regulations.

The functions of the nominating and corporate governance committee include:

•	assisting our board of directors in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;

•	developing, recommending and reviewing our Corporate Governance Guidelines and our Code of Business Conduct and Ethics;

•	assisting the board in its evaluation of the performance of our board of directors and each committee thereof;

•	recommending corporate governance principles; and

•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The nominating and corporate governance committee held four meetings during fiscal 2015.

Director Nominations

Our nominating and corporate governance committee is responsible for, among other things, assisting our board of directors in identifying qualified director nominees and recommending nominees for election at each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board that brings to our company a diversity of experience in areas that are relevant to our business and that complies with the Nasdaq Listing Rules and applicable SEC rules and regulations. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee generally considers the diversity of nominees in terms of knowledge, experience, background, skills, expertise and demographic factors. When considering nominees for election as directors, the nominating and corporate governance committee reviews the needs of the board for various skills, background, experience and expected contributions and the qualification standards established from time to time by the nominating and corporate governance committee. The nominating and corporate governance committee believes that directors must also have an inquisitive and objective outlook and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board and committee responsibilities. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board and applicable committee meetings.

Other than the foregoing and the applicable rules regarding director qualification, there are no stated minimum criteria for director nominees. Under the Nasdaq Listing Rules, at least a majority of the members of the board must meet the definition of “independence” and at least one director must be a “financial expert” under the Exchange Act and the Nasdaq Listing Rules and applicable SEC rules and regulations. The nominating and corporate governance committee also believes it appropriate for our CEO to participate as a member of the board of directors.

The nominating and corporate governance committee will evaluate annually the current members of the board whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for election. The nominating and corporate governance committee will assess regularly the optimum size of the board and its committees and the needs of the board for various skills, background and business experience in determining if the board requires additional candidates for nomination.

Candidates for director nomination come to our attention from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the nominating and corporate governance committee at any point during the year. Such candidates are to be evaluated against the criteria set forth above. If the nominating and corporate governance committee believes at any time that it is desirable that the board consider additional candidates for nomination, the committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the nominating and corporate governance committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates. For example, Ms. Yehoshua was first identified as a potential director candidate by a third party search firm and then recommended to the board by our nominating and corporate governance committee to fill the remaining vacancy on the board in 2015.

Our bylaws permit stockholders to nominate directors for consideration at an annual meeting. The nominating and corporate governance committee will consider director candidates validly recommended by stockholders. For more information regarding the requirements for stockholders to validly submit a nomination for director, see “Stockholder Proposals or Nominations to Be Presented at Next Annual Meeting” elsewhere in this Proxy Statement.

Compensation of Directors

In March 2013, we implemented a director compensation plan, pursuant to which certain of our non-employee directors are eligible to receive equity awards and cash retainers as compensation for service on our board of directors and its committees. Under our director compensation plan, our non-employee directors are entitled to receive a $30,000 annual retainer fee. The details of fiscal 2015 cash compensation for service by non-employee directors on committees of our board of directors is set forth in the table below.

Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	20,000	10,000
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	7,500	3,500

Non-employee directors generally receive an initial (i) option award to purchase that number of shares of our Series 1 common stock equal to $150,000 divided by the then current Black-Scholes-Merton value of our Series 1 common stock and (ii) restricted stock unit (“RSU”) award to be settled for that number of shares of our Series 1 common stock equal to $150,000 divided by the then current share price of our Series 1 common stock. These awards vest on the earlier of (a) the first anniversary of the date of grant and (b) the day prior to the annual meeting of stockholder at which such director’s term expires, provided that the director continues to serve through such vesting date.

In addition, in subsequent years, on the date of the annual meeting of stockholders, non-employee directors receive an annual (i) option award to purchase that number of shares of our Series 1 common stock equal to $60,000 divided by the then current Black-Scholes-Merton value of our Series 1 common stock and (ii) award of RSUs to be settled for that number of shares of our Series 1 common stock equal to $60,000 divided by the then current share price of our Series 1 common stock. These awards vest on the earlier of (i) the first anniversary of the grant and (ii) the date of the annual meeting of stockholders in the year following the year of the grant, provided that the director continues to serve through such vesting date.

2015 Director Compensation

The following table sets forth information concerning the compensation earned during the fiscal 2015. Members of our board of directors who are affiliated with venture capital firms that invested in shares of our preferred stock prior to our initial public offering do not currently receive compensation for service on our board of directors. Our CEO did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our CEO as an employee is presented in the Summary Compensation Table:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)		Option Awards ($)(1)		Total ($)
C. Thomas Ball	16,313	(2)	60,001	(3)	60,499	(4)	136,813
Jeffrey M. Crowe	—		—		—		—
Eric A. Korman	32,333	(5)	59,992	(6)	60,269	(7)	152,594
Jules A. Maltz	—		—		—		—
Gokul Rajaram	35,000	(8)	59,992	(6)	60,269	(7)	155,261
Greg A. Santora	50,000	(9)	59,992	(6)	60,269	(7)	170,261
Brian Sharples	35,000	(10)	59,992	(6)	60,269	(7)	155,261
Tamar Yehoshua	2,055	(11)	150,002	(12)	150,710	(13)	302,767

(1)	Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating the grant date fair value of the options and RSUs reported in this column are set forth in Note 8 “Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Note that the amounts reported in this column reflect the accounting cost for these stock options and RSUs, and do not correspond to the actual economic value that our non-employee directors may receive from the options and RSUs.

(2)	Amount consists of pro-rated portions of the $30,000 annual retainer fee for service on the board of directors, $10,000 fee as chairman of the compensation committee and $3,500 fee as a member of the nominating and corporate governance committee for the portion of 2015 when Mr. Ball was no longer affiliated with a venture capital firm that invested in shares of our preferred stock prior to our initial public offering.
(3)	Represents the grant on October 30, 2015 of 6,826 RSUs. All of such RSUs vest on the earlier of (i) the first anniversary of the date of grant and (ii) the day prior to the date of the annual shareholder meeting in the year following the year of grant and were outstanding as of December 31, 2015.
(4)	Represents the grant on October 30, 2015 of an option to purchase 15,030 shares of Series 1 common stock at an exercise price of $8.79 per share. All of such options vest on the earlier of (i) the first anniversary of the date of grant and (ii) the day prior to the date of the annual shareholder meeting in the year following the year of grant and were outstanding as of December 31, 2015.
(5)	Amount consists of $30,000 annual retainer fee for service on the board of directors and the pro-rated portion of the $3,500 fee for service as a member of the nominating and corporate governance committee for the portion of 2015 when Mr. Korman served on the committee.
(6)	Represents the grant on April 30, 2015 of 3,264 RSUs. All of such RSUs vest on the earlier of (i) the first anniversary of the date of grant and (ii) the day prior to the date of the annual shareholder meeting in the year following the date of grant and were outstanding as of December 31, 2015.
(7)	Represents the grant on April 30, 2015 of an option to purchase 7,129 shares of Series 1 common stock at an exercise price of $18.38 per share. All of such options vest on the earlier of (i) the first anniversary of the date of grant and (ii) the day prior to the date of the annual shareholder meeting in the year following the date of grant and were outstanding as of December 31, 2015.
(8)	Amount consists of $30,000 annual retainer fee for service on the board of directors and $5,000 fee for service as a member of our compensation committee.
(9)	Amount consists of $30,000 annual retainer fee for service on the board of directors and $20,000 fee for service as the chairperson of our audit committee.
(10)	Amount consists of $30,000 annual retainer fee for service on the board of directors and $5,000 fee for service as a member of our compensation committee.
(11)	Amount consists of the pro-rated portion of the $30,000 annual retainer fee for the portion of 2015 when Ms. Yehoshua served on the board of directors.
(12)	Represents a grant on December 15, 2015 of 14,764 RSUs in connection with Ms. Yehoshua joining our board of directors. All of such RSUs vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2015.
(13)	Represents the grant on December 15, 2015 of an option to purchase 32,280 shares of Series 1 common stock at an exercise price of $10.16 per share in connection with Ms. Yehoshua joining our board of directors. All of such options vest on the one year anniversary of the date of grant and were outstanding as of December 31, 2015.

Communications with Directors

Stockholders and other interested parties may communicate with the board of directors by mail or e-mail addressed as follows:

Board of Directors of RetailMeNot, Inc.

c/o Corporate Secretary

301 Congress Avenue, Suite 700

Austin, Texas 78701

E-mail address: corporatesecretary@rmn.com

All directors have access to this correspondence. In accordance with instructions from the board, the Corporate Secretary logs and reviews all correspondence and transmits such communications to the full board or individual directors, as appropriate. Certain communications, such as business solicitations, job inquiries, junk mail, patently offensive material or communications that present security concerns may not be transmitted, as determined by the Corporate Secretary.

Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by members of our board of directors taking into account the directors’ schedules. All directors are encouraged to attend our annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on the investor relations portion of our website at http://investor.retailmenot.com. A printed copy of the code may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701. Any substantive amendment to or waiver of any provision of the Code of Business Conduct and Ethics may be made only by the board of directors, and will be disclosed on our website as well as via any other means then required by Nasdaq Listing Rules or applicable law.

Our board of directors has also adopted a written charter for each of the audit committee, the compensation committee and the nominating and corporate governance committee. Each charter is available on the investor relations portion of our website at http://investor.retailmenot.com.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the board, criteria for board membership and other board governance matters. The Corporate Governance Guidelines are available on the investor relations portion of our website at http://investor.retailmenot.com. A printed copy may also be obtained by any stockholder free of charge upon request to the Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee are or have been an officer or employee of RetailMeNot. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or our compensation committee.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered public accounting firm to audit the consolidated financial statements of RetailMeNot, Inc. for the fiscal year ending December 31, 2015. Ernst & Young has served as our auditor since 2010. A representative of Ernst & Young is expected to be present at the annual meeting to be available to respond to appropriate questions.

Fees Billed by Ernst & Young

The following table sets forth the aggregate fees billed by Ernst & Young for the fiscal years ended December 31, 2015 and 2014:

	Fiscal 2015	Fiscal 2014
Audit fees(1)	$1,094,400	$871,000
Audit-related fees(2)	$—	$—
Tax fees(3)	$46,600	$130,000
All other fees(4)	$—	$—
Total	$1,141,100	$1,001,000

(1)	Audit fees consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered securities offerings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.”
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.
(4)	All other fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by Ernst & Young are compatible with maintaining the independence of Ernst & Young. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum and will have the same effect as voting against the proposal. Your bank or broker will have discretion to vote any uninstructed shares on this proposal. If the stockholders do not approve the ratification of Ernst & Young as our independent registered public accounting firm, the audit committee will reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

REPORT OF THE AUDIT COMMITTEE

The audit committee currently consists of three directors, Messrs. Crowe, Santora and Maltz. Each of Messrs. Crowe, Santora and Maltz is, in the judgment of the board of directors, an independent director. The audit committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on the investor relations portion of RetailMeNot’s website at http://investor.retailmenot.com.

The audit committee oversees RetailMeNot’s financial reporting process on behalf of the board of directors. The audit committee is responsible for retaining RetailMeNot’s independent registered public accounting firm, evaluating its independence, qualifications and performance, and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. The audit committee’s specific responsibilities are set forth in its charter. The audit committee reviews its charter at least annually.

Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to insure compliance with applicable laws and regulations. RetailMeNot’s independent registered public accounting firm, Ernst & Young, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management the company’s audited financial statements. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of RetailMeNot’s financial reporting.

The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to RetailMeNot’s board of directors that the company’s audited financial statements be included in RetailMeNot’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

AUDIT COMMITTEE

Greg J. Santora, Chair

Jeffrey M. Crowe

Jules A. Maltz

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing of RetailMeNot under the Securities Act of 1933 or the Exchange Act, except to the extent that RetailMeNot specifically incorporates such information by reference in such filing and shall not otherwise be deemed “filed” under either the Securities Act or the Exchange Act or considered to be “soliciting material.”

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of March 16, 2016.

Name	Age	Position
G. Cotter Cunningham	53	Chief Executive Officer, President and Chairman of the Board
J. Scott Di Valerio	53	Chief Financial Officer
Louis J. Agnese, III	37	Senior Vice President, Administration
Kelli A. Beougher	46	Chief Operating Officer
Paul M. Rogers	47	Chief Technology Officer
Michael Magaro	43	Senior Vice President, Corporate Development and Investor Relations
Jonathan B. Kaplan	42	General Counsel and Secretary

G. Cotter Cunningham’s biography can be found on page 6 of this Proxy Statement with the biographies of the other members of the board of directors. Biographies for our other executive officers, including our other named executive offers, are below.

J. Scott Di Valerio has served as our Chief Financial Officer since December 2015. Mr. Di Valerio has more than 30 years of management, operations, and financial experience. He most recently served as chief executive officer at Outerwall, Inc. Mr. Di Valerio joined Outerwall in 2010 and served as the company’s chief financial officer until he was appointed chief executive officer in late 2013. In addition to his leadership of Outerwall’s financial organization, strategy, and operatings roles, Mr. Di Valerio also led the company’s corporate information technology and supply chain functions. Prior to Outerwall, Mr. Di Valerio served as president of the Americas for the Lenovo Group Limited. He also held senior positions at Microsoft Corporation, as corporate vice president of Microsoft’s OEM division from and as corporate vice president of finance and administration and chief accounting officer. Previously Mr. Di Valerio served in management positions at The Walt Disney Company and Mindwave Software Inc., and as a partner at PricewaterhouseCoopers. Mr. Di Valerio has a B.B.A. in accounting from the University of San Diego.

Louis J. Agnese, III has served as our Senior Vice President, Administration since December 2015. Mr. Agnese joined the company as General Counsel and Corporate Secretary in 2011 and was appointed interim Chief Financial Officer in December 2014. Prior to RetailMeNot, Mr. Agnese was an attorney with DLA Piper LLP and Akin Gump Strauss Hauer & Feld, representing numerous companies in capital markets transactions, public company compliance obligations and a wide range of private and public mergers and acquisitions. Mr. Agnese holds a J.D. from the University of Texas and a B.B.A. in international business with a minor in Japanese from the University of the Incarnate Word.

Kelli A. Beougher has served with us since December 2009, and was promoted to Chief Operating Officer in May 2012. Prior to joining us, Ms. Beougher served in various positions at Rakuten LinkShare from December 2001 to May 2009, most recently as Senior Vice President of Services. Before that time, she served in various capacities at GE Capital. Ms. Beougher holds a B.B.A. in marketing from the University of Texas.

Paul M. Rogers has served as our Chief Technology Officer since June 2011. Previously, he worked as Engineering Director with Google (GOOG) from February 2008 to May 2011. Prior to that time, he led the engineering team at Bazaarvoice (BV). He also held multiple development and technical management roles at Trilogy Software. Mr. Rogers holds a B.A. in psychology and managerial studies from Rice University.

Michael Magaro has served as our Senior Vice President of Corporate Development and Investor Relations since June 1, 2015. Mr. Magaro previously served as our Vice President, Investor Relations since May 2013 and as Vice President of Investor Relations, Strategic Operations and Corporate Development at ServiceSource from

August 2012 to May 2013. Prior to that, he served as Vice President of Investor Relations and Taleo and FormFactor from July 2010 to June 2012 and January 2008 to September 2010, respectively. He also served as Vice President of Corporate Development and Investor Relations at TIBCO Software from September 2005 to January 2008 and as its Vice President of Investor Relations from December 2000 to September 2005. Mr. Magaro holds a B.S. in finance from San Diego State University.

Jonathan B. Kaplan has served as our General Counsel and Secretary since August 2015. He previously served as our interim General Counsel beginning in December 2014 and as our Assistant General Counsel, Corporate from March 2014 until November 2014, after having joined RetailMeNot in January 2014 to work on various matters prior to his appointment. Prior to that, Mr. Kaplan worked as a corporate attorney at DLA Piper LLP from June 2011 through November 2013. He served as Chief Operating Officer of ROI Pop, Inc., a digital marketing agency from September 2010 to April 2011. Mr. Kaplan worked as a corporate attorney at Vinson & Elkins LLP from November 2008 through August 2010 and at Latham & Watkins LLP from September 2006 to October 2008. Mr. Kaplan holds a J.D. from the University of California, Davis School of Law (Order of the Coif) and a B.A., with honors, in religious studies from the University of California, Santa Barbara.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation program for our Principal Executive Officer, the two individuals who served as our Principal Financial Officer, and the next three most highly-compensated executive officers of the Company during 2015 (the “Named Executive Officers”). During 2015, these individuals were:

•	G. Cotter Cunningham, our President and Chief Executive Officer (our “CEO”);

•	J. Scott Valerio, our Chief Financial Officer;

•	Louis J. Agnese, III, our Senior Vice President, Administration and, during a portion of 2015, our Interim Chief Financial Officer;

•	Kelli A. Beougher, our Chief Operating Officer;

•	Paul M. Rogers, our Chief Technology Officer; and

•	Michael Magaro, our Senior Vice President, Corporate Development and Investor Relations.

Senior Management Changes in 2015

Effective June 1, 2015, Mr. Magaro, our Vice President, Investor Relations, was appointed our Senior Vice President, Corporate Development and Investor Relations.

Effective December 29, 2015, Mr. Di Valerio was appointed as our Chief Financial Officer, replacing Mr. Agnese who had been serving as our interim Chief Financial Officer. At that time, Mr. Agnese was appointed our Senior Vice President, Administration.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2015. It also provides an overview of our executive compensation philosophy and objectives. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2015, including the key factors that the Compensation Committee considered in determining their compensation.

This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

2015 Business Highlights

We operate a leading digital savings destination connecting consumers with retailers, restaurants and brands, both online and in-store. In 2015, our marketplace featured more than 800,000 digital offers each month. In addition to RetailMeNot.com, our international brand portfolio includes VoucherCodes.co.uk in the U.K., Poulpeo.com and Ma-Reduc.com in France, Actiepagina.nl in the Netherlands, RetailMeNot.de in Germany, RetailMeNot.it in Italy, RetailMeNot.es in Spain and RetailMeNot.ca in Canada.

2015 was a challenging year for our business, largely attributable to (i) consumers’ continuing shift to mobile devices, which monetize at a comparably lower rate to traffic to our desktop websites and (ii) deceleration in online traffic on our desktop and mobile websites. Despite these challenges, we had strong growth in both in-store and advertising net revenues. Our key financial results were as follows:

•	Net revenues were $249.1 million, representing a decrease of 6% from $264.7 million in 2014;

•	Desktop online transaction net revenues were $173.9 million, representing a decrease of 21% from $220.5 million in 2014;

•	Mobile online transaction net revenues were $24.4 million, representing an increase of 56% from $14.7 million in 2014;

•	In-store and advertising net revenues were $50.8 million, representing an increase of 70.3% from $29.4 million in 2014;

•	Net income was $11.8 million, representing a decrease of 56.3% from $27.0 million in 2014;

•	Non-GAAP net income was $41.2 million, representing a decrease of 27.6% from $56.9 million in 2014;

•	Adjusted EBITDA was $71.9 million, down 23.4% from 2014 and representing 29.8% of net revenues;

•	Total visits grew 3% from 2014 to 718.4 million; and

•	Mobile unique visitors for the three-month period ended December 31, 2015 grew 9% over the comparable period in 2014, to 23.2 million. This amount represents the average number of monthly mobile unique visitors for the last three months of the period. We define each of the following as a mobile unique visitor: (i) the first time a specific mobile device accesses one of our mobile applications during a calendar month, and (ii) the first time a specific mobile device accesses one of our mobile websites using a specific web browser during a calendar month. If a mobile device accesses more than one of our mobile websites or mobile applications in a single calendar month, the first access to each such mobile website or mobile application is counted as a mobile unique visitor, as they are tracked separately for each mobile domain. We measure mobile unique visitors with a combination of internal data sources and Google Analytics data.

Stockholder Advisory Vote on Executive Compensation

At our 2015 Annual Meeting of Stockholders, we conducted our initial non-binding stockholder advisory vote on the compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the Say-on-Pay proposal with approximately 78% of the votes cast in favor of the proposal. We believe that this result demonstrates that our stockholders are generally supportive of our executive compensation program.

As the Compensation Committee has reviewed our executive compensation policies and practices since that vote, it has been mindful of the level of support our stockholders have expressed for our approach to executive compensation. Upon consideration of the vote results and feedback from discussions with our stockholders (as described below) in 2015, the Compensation Committee made certain enhancements to our executive compensation program for 2016, as well as to our disclosure of our executive compensation program in this proxy statement. These enhancements were as follows:

•

Introduced performance-based equity awards – Revised the long-term incentive compensation opportunities of our executive compensation program to consist of performance-based equity awards (“PSUs”) that may be settled for shares of our Series 1 common stock and performance-based options to purchase shares of our Series 1 common stock. The shares subject to the PSU awards are to be earned based on our financial performance relative to pre-established target levels for our 2016 advertising and in-store net revenues, subject to a minimum payment that is intended to address executive retention concerns. Any shares of our Series 1 common stock earned pursuant to the PSU awards are also subject to time-based vesting requirements over three years. The shares of our Series 1 common stock subject to the performance-based options will vest only if we “over-achieve” our total stockholder return relative to the Russell 2000 index over a two-year period beginning on April 1, 2016 and ending on March 31, 2018.

•	Modified equity acceleration provisions for our CEO – Modified the accelerated vesting provisions for future equity awards granted to our CEO on or after January 1, 2016 to provide as follows:

•	Awards will no longer provide for full accelerated vesting upon a termination of employment by the Company without “cause” or by our CEO for “good reason.”
•	Awards will provide for full accelerated vesting in the event of a change in control of the Company only if such transaction is accompanied by a qualifying termination of employment (a “double trigger” arrangement).

•	Improved the disclosure about our short-term incentive plan – Enhanced the discussion and analysis of our annual bonus plan in this proxy statement, including the disclosure of specific performance achievement levels and maximum bonus payments.

For 2016, we increased our emphasis on performance-based compensation by introducing PSUs that are to be earned based on our performance relative to goals for our advertising and in-store net revenues and performance-based options. The following graphic illustrates our CEO’s approximate target total direct compensation mix for 2016, which emphasizes variable, performance-based pay:

(1)	Percent allocation figures subject to change pending accounting analysis, including valuation of performance stock options.

As reflected in the foregoing graphic, we believe that options to purchase shares of our Series 1 common stock and RSU awards that may be settled for shares of our Series 1 common stock are a key incentive for our executive officers to drive long-term growth. To ensure that we maintain faithful to our compensation philosophy, at least annually the Compensation Committee regularly evaluates the relationship between the reported values of the equity awards granted to our executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years and our total stockholder return over this period.

Because the Compensation Committee determines the compensation of our executive officers, including the Named Executive Officers, during the first fiscal quarter of each year, the compensation decisions for 2015 were made several months in advance of our 2015 Annual Meeting of Stockholders and our initial Say-on-Pay vote. Consequently, the compensation of the Named Executive Officers disclosed in this Compensation Discussion and Analysis and the accompanying compensation tables does not reflect these enhancements. These enhancements take effect in 2016 and will be addressed and disclosed in detail in the definitive proxy statement to accompany the materials for our 2017 Annual Meeting of Stockholders.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers.

With regard to the separate non-binding stockholder advisory vote on the frequency of future non-binding stockholder advisory votes on the Named Executive Officers (commonly known as a “Say-When-on-Pay” vote) conducted at our 2015 Annual Meeting of Stockholders, our stockholders cast the highest number of votes for voting on an annual basis, compared to every two or three years. In light of this result and other factors considered, our Board of Directors determined that we will hold annual Say-on-Pay votes until the next required Say-When-on-Pay vote.

Therefore, following the Annual Meeting of Stockholders to which this Proxy Statement relates, the next Say-on-Pay vote will occur at our 2017 Annual Meeting of Stockholders.

Stockholder Engagement

We carefully consider feedback from our stockholders regarding our executive compensation program. Our stockholders are invited to express their views to the Compensation Committee as described in the section of this Proxy Statement entitled “Corporate Governance—Communicating with the Board” above. We also engage in dialogue with our major stockholders throughout the year about various topics, including executive compensation. In connection with our 2015 Annual Meeting of Stockholders and over the course of the last year, we engaged in dialogues with several of our major stockholders which, in the aggregate, beneficially owned approximately 43% of our outstanding shares of our Series 1 common stock.

We value the insights gained from these discussions and find them to be helpful as the Compensation Committee considers and adopts compensation policies affecting our executive officers, including the Named Executive Officers. We will continue to seek opportunities for dialogue with our stockholders on executive compensation matters and, more broadly, corporate governance.

2015 Executive Compensation Highlights

The following key compensation actions were taken with respect to the Named Executive Officers for 2015:

•	Base salaries – Annual base salaries, including the base salary of our CEO, were maintained at their 2014 levels, except in the case of Ms. Beougher; Mr. Agnese, who received a base salary increase to reflect his appointment as our interim Chief Financial Officer; and Mr. Magaro, who received a base salary increase to reflect his appointment as our Senior Vice President, Corporate Development and Investor Relations.

•	Annual cash bonuses – Because we did not achieve our minimum consolidated adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”) target, we did not pay annual cash bonuses under the payment formula set forth in our 2015 Bonus Plan. The Compensation Committee did decide, however to pay bonuses to the Named Executive Officers (other than our CEO) in an amount equal to 40% of their target annual cash bonus opportunities to address potential retention concerns. Our CEO received no annual cash bonus for 2015.

•	Long-term incentive compensation – Long-term incentive compensation opportunities in the form of options to purchase shares of our Series 1 common stock, which vest over a multi-year period, in amounts ranging from $325,896 to $1,432,203, including an option in the amount of $1,432,203 granted to our CEO, and restricted stock unit (“RSU”) awards that may be settled for shares of our Series 1 common stock, which also vest over a multi-year period, in amounts ranging from $334,548 to $1,542,540, including an RSU award in the amount of $1,542,540 granted to our CEO, were granted. The aggregate grant date fair value of the long-term incentive compensation opportunity granted to each Named Executive Officer in 2015 was less than the corresponding value of his or her long-term incentive compensation opportunity in 2014, other than Mr. Magaro as a result of his promotion to Senior Vice President, Corporate Development and Investor Relations.

Pay-for-Performance Discussion

While we increased our emphasis on performance-based compensation for 2016, we believe our executive compensation program in 2015 was reasonable, competitive, and appropriately balanced the goals of attracting, motivating, rewarding, and retaining our executive officers, including the Named Executive Officers. To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance.

We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational and strategic results that meet or exceed pre-established goals through our annual cash bonus plan, as well as the equity awards that we use to deliver long-term incentive compensation opportunities.

Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards with respect to our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•	Independent Compensation Committee advisor. The Compensation Committee engaged its own compensation consultant to assist with its 2015 compensation reviews. This consultant performed no other services for us.

•	Annual executive compensation risk review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•	Executive compensation policies and practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

•	Compensation at-risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance, as well as short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders.

•	No retirement plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements to our executive officers. At this time, we maintain a defined contribution plan that is intended to satisfy the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code (the “Code”), which is available to our executive officers on the same basis as our other full-time, salaried U.S. employees.

•	No perquisites. We do not provide perquisites or other personal benefits to our executive officers.

•	No tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

•	No special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•	No post-employment tax reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits.

•	“Double-Trigger” change-in-control arrangements. Generally, our change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid), although, pursuant to the terms of their existing employment agreements, certain Named Executive Officers receive partial acceleration of their outstanding equity awards (50% in the case of our CEO and 25% in the cases of Ms. Beougher and Messrs. Rogers and Agnese) upon a change in control of the Company.

•	Multi-year vesting requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives. Grants of RSUs vest over four years in equal annual installments. Stock options for executives also vest over four years. For newly hired executives, 25% of the award vests on the first anniversary of the vesting commencement date and the remaining awards vest monthly over the remaining three years. Stock options granted to existing executives vest over four years in equal monthly installments.

•	Stock ownership guidelines. We maintain guidelines for the minimum ownership of shares of our Series 1 common stock by our executive officers and the non-employee members of our Board of Directors.

•	Hedging and pledging prohibited. We prohibit our executive officers and the members of our Board of Directors from hedging or pledging our securities.

Executive Compensation Philosophy and Program Design

Compensation Philosophy

We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we offer our executive officers, including the Named Executive Officers, compensation and benefits that are market competitive and that meet our goals of attracting, retaining and motivating highly-skilled individuals to help us achieve our financial and strategic objectives.

Our executive compensation program is designed to achieve the following principal objectives:

•	attract and retain talented and experienced individuals;

•	offer total compensation opportunities that take into consideration the practices of other comparably-positioned Internet and technology companies;

•	directly and substantially link total compensation to measurable corporate and individual performance;

•	create and sustain a sense of urgency surrounding strategy execution and the achievement of key business objectives; and

•	strengthen the alignment of the interests of our executive officers and stockholders through equity-based, long-term incentives and reward our executive officers for creating long-term stockholder value.

Program Design

In designing our executive compensation program for 2015, we were cognizant of our need to motivate our executive officers to meet our short-term goals and long-term strategic objectives. Thus, we continued to structure the annual compensation of our executive officers, including the Named Executive Officers, using three principal elements: base salary, annual cash bonus opportunities and a long-term incentive compensation opportunity.

We offer cash compensation to our executive officers, including the Named Executive Officers, in the form of base salaries and annual cash bonus opportunities at levels that we believe help us provide competitive compensation packages. To emphasize our annual goals, we set base salaries and target total cash compensation opportunities of our executive officers with reference to the 50th percentile of the competitive market. Generally, we have structured our annual cash bonus opportunities to focus on the achievement of specific short-term financial and strategic goals that will further our longer-term growth objectives.

In the case of a long-term incentive compensation opportunity, we emphasize the use of equity in the form of options to purchase shares of our Series 1 common stock and RSU awards that may be settled for shares of our Series 1 common stock to incent our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable long-term value for our stockholders. We believe that stock options and RSU awards offer our executive officers a valuable long-term incentive that aligns their interests with the interests of our stockholders.

In 2015, the Compensation Committee considered competitive compensation data from companies within our industry (which are discussed in more detail in the section entitled “Compensation-Setting Process—Competitive Positioning” below) to assist it in establishing compensation levels for our executive officers. For this purpose, the Compensation Committee considered data from publicly-traded companies with business models and financial and size characteristics similar to ours, with an emphasis on Internet and technology companies. Using this information as a reference, the Compensation Committee placed an emphasis on remaining competitive in our market and differentiating total cash compensation through the use of an annual incentive bonus plan.

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers, including the Named Executive Officers. The Compensation Committee is responsible for overseeing our compensation and benefits policies generally, overseeing, evaluating and approving the compensation plans, policies and programs applicable to our CEO and our other executive officers.

The Compensation Committee regularly reports to our Board of Directors on its deliberations, but is ultimately responsible for compensation decisions, as described in the Compensation Committee charter. A summary description of the Compensation Committee charter is provided in the section of this Proxy Statement entitled “Corporate Governance—Committees of the Board of Directors” above.

The Compensation Committee reviews, on at least an annual basis, our executive compensation program, including our incentive compensation plans, to determine whether they are appropriate, properly coordinated and achieve their intended purposes, and recommends to our Board of Directors any modifications or new plans or programs. It also reviews the compensation of our executive officers, including the Named Executive Officers, and makes decisions about the various elements that comprise their compensation packages.

The Compensation Committee does not establish a specific target for setting the target total direct compensation opportunity of our executive officers, including the Named Executive Officers. When selecting and setting the amount of each compensation element, the Compensation Committee considers the following factors:

•	our performance against the financial and operational objectives established by the Compensation Committee and our Board of Directors;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•	the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;

•	our financial performance relative to our peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management team, including our CEO, CFO, General Counsel, Senior Vice President, Administration and Vice President, Human Resources. The management team assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective and recommendations on compensation matters.

The Compensation Committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation) and attends Compensation Committee meetings (except when the discussion involves his own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers.

Role of Compensation Consultant

The Compensation Committee is authorized to retain the services of an external compensation consultant and other advisors from time to time to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review.

Since January 2012, the Compensation Committee has engaged Compensia, a national compensation consulting firm, to assist it each year in reviewing and making appropriate changes to our executive compensation guiding principles, to update our compensation peer group, to evaluate the competitiveness of our executive officers’ compensation, and to assist it in the course of its deliberations concerning executive compensation decisions. Compensia serves at the discretion of the Compensation Committee.

In 2015, Compensia did not provide any services to us other than its consulting services to the Compensation Committee. Compensia’s total fees for fiscal 2015 totaled approximately $84,000, all of which were for its services to the Compensation Committee as its independent compensation advisor. The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation advisors on executive and non-employee director compensation. The Compensation Committee has assessed the independence of Compensia taking into account, among other things, the six factors set forth in Exchange Act Rule 10C-1 and the applicable NASDAQ listing standards, and has concluded that no conflict of interest exists with respect to the work that Compensia performs for the Compensation Committee.

Competitive Positioning

To assess the competitiveness of our executive compensation program and compensation levels, Compensia, under the direction of the Compensation Committee, examines the executive compensation practices of a peer group of Internet and technology companies. Compensation data for the peer group companies is gathered from public filings and from Compensia’s proprietary compensation databases. Compensation data for the broader group of technology companies is gathered from the Radford Global Technology Survey.

Peer group and survey data were used to assess compensation levels and to assist the Compensation Committee in setting compensation levels for 2015. The companies comprising the compensation peer group were selected primarily on the basis of their similarity to us in size (as determined by revenue and market capitalization), industry sector, geography, and product or service similarity. In some cases, the compensation peer group included companies that may compete with us for talent or may otherwise influence the market compensation for our employees.

Until October 2015, the compensation peer group was comprised of the following companies:

• Angie’s List • Bankrate • Bazaarvoice • Bottomline Technologies • Constant Contact • Cornerstone OnDemand • Coupons.com • Demandware • HomeAway • Marketo	• PROS Holdings • RealPage • Rocket Fuel • Shutterstock • SolarWinds • TrueCar • Trulia • Xoom • Yelp

In October 2015, the Compensation Committee directed Compensia to update the compensation peer group to reflect changes in our market capitalization, recognize our evolving business focus and account for changes in the competitive market. Compensia identified companies for the updated compensation peer group based primarily on the basis of their similarity to us in size (as determined by revenue and market capitalization), industry sector, geography, and product or service similarity. Based on this effort, the Compensation Committee approved an updated compensation peer group consisting of the following companies:

• Angie’s List • Bazaarvoice • Bottomline Technologies • Constant Contact • Cornerstone OnDemand • HomeAway • Marketo • PROS Holdings	• Quotient Technology (Coupons.com) • RealPage • Rocket Fuel • Shutterstock • SolarWinds • TrueCar • XO Group • Yelp

The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Executive Compensation Program Elements

In 2015, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity and long-term incentive compensation in the form of options to purchase shares of our Series 1 common stock and RSU awards that may be settled for shares of our Series 1 common stock.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including the Named Executive Officers, which we view as an important element to attract, retain and motivate highly-talented executives. Base salaries represent a modest portion of the target total compensation opportunity for our executive officers.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2015, the Compensation Committee reviewed the base salaries of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. The Compensation Committee then made adjustments as it determined to be reasonable and appropriate. In making these adjustments, the Compensation Committee considered the median of the base salary range of the compensation peer group. The base salaries of the Named Executive Officers as of February 2015 were as follows:

Named Executive Officer	2015 Base Salary ($)		2014 Base Salary ($)	% Increase from 2014 to 2015
G. Cotter Cunningham	478,000		478,000	0%
J. Scott Di Valerio	370,000		—	—
Louis J. Agnese, III	326,000	(1)	283,833	15.1%
Kelli A. Beougher	382,000		360,000	6.1%
Paul M. Rogers	320,000		320,000	0%
Michael Magaro	231,990		222,000	4.5%

In connection with his appointment as our interim Chief Financial Officer in February 2016, the Compensation Committee approved an increase in Mr. Agnese’s annual base salary to $326,000, effective December 1, 2014.

In connection with his appointment as our Senior Vice President, Corporate Development and Investor Relations, the Compensation Committee approved an increase in Mr. Magaro’s annual base salary to $280,000, effective June 1, 2015.

In July 2015, after taking into consideration the recommendations of our CEO and the other factors described above, the Compensation Committee approved an increase in Mr. Rogers’ annual base salary to $335,000, effective August 1, 2015.

In December 2015, in connection with his appointment as our Chief Financial Officer, Mr. Di Valerio’s annual base salary was set at $370,000 by the Compensation Committee in arms-length negotiations.

Annual Cash Bonuses

We use annual cash bonuses to motivate our executive officers, including the Named Executive Officers, to achieve both short-term financial and strategic goals and longer-term growth and other objectives. Under our 2015 Bonus Plan, the Compensation Committee established each executive officer’s target and maximum annual cash bonus opportunity and set the formula for bonus payments at the beginning of 2015. Then, following the end of the year, the Compensation Committee determined the cash bonus payments for our executive officers based on our achievement of the corporate financial objectives established under the plan.

Target Annual Cash Bonus Opportunities

Under our 2015 Bonus Plan, annual cash bonus opportunities were designed to reward our executive officers, including the Named Executive Officers, based on our performance as established in our annual operating plan. Each of our executive officers was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his or her base salary.

In February 2015, the Compensation Committee reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity) and the other factors described above. The Compensation Committee then made adjustments as it determined to be reasonable and appropriate to maintain the competitiveness of our executive officers’ target total cash compensation opportunities.

The target annual cash bonus opportunities of the Named Executive Officers as of February 2015 were as follows:

Named Executive Officer	2014 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2015 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2015 Target Annual Cash Bonus Opportunity ($)	2015 Maximum Annual Cash Bonus Opportunity ($)
G. Cotter Cunningham	100%	100%	478,000	1,434,000
J. Scott Di Valerio	—	—	—	—
Louis J. Agnese, III	42%	60%	195,600	586,800
Kelli A. Beougher	65%	70%	267,400	802,200
Paul M. Rogers	45%	50%	160,000	480,000
Michael Magaro	35%	40%	92,796	243,590

Mr. Magaro’s target annual cash bonus opportunity in February 2015 was 40% of his annual base salary. In connection with Mr. Magaro’s appointment as our Senior Vice President, Corporate Development and Investor Relations, the Compensation Committee approved an increase of his target to 50% of his annual base salary effective as of June 1, 2015. Mr. Magaro’s 2015 annual cash bonus opportunity giving effect to his increased target and the weighting of his performance measures was $120,600.

In December 2015, in connection with his appointment as our Chief Financial Officer, Mr. Di Valerio’s target annual cash bonus opportunity was set at 70% of his annual base salary by the Compensation Committee in arms-length negotiations. Mr. Di Valerio was not eligible to receive a bonus under the 2015 Bonus Plan.

Corporate Performance Measures

At the beginning of 2015, the Compensation Committee selected consolidated net revenues (excluding mobile net revenues) and consolidated mobile net revenues, as the corporate performance measures for purposes of the Named Executive Officer’s participation in the 2015 Bonus Plan. The Compensation Committee selected these performance measures, which supported our annual operating plan as approved by our Board of Directors, because it believed that they were key indicators of our overall performance and represented measures over which the Named Executive Officers had control.

With respect to the target annual cash bonus opportunities of the Named Executive Officers, the Compensation Committee determined to weight consolidated net revenues 50% and consolidated mobile net revenues 50% to reflect the anticipated relative contribution of each component to our total net revenues, and each measure’s relative strategic importance to our business.

Corporate Performance Measures	Description	Weighting
Consolidated Net Revenues	The corresponding amount as reported in our statements of operations for the full year of 2015, excluding the amount of Consolidated Mobile Net Revenues and the impact of any acquisitions completed in 2015.	50%
Consolidated Mobile Net Revenues	The corresponding amount of net revenues attributable to mobile online transaction net revenues, mobile applications and advertising and in-store sales, as derived from our statements of operations for the full year of 2015, excluding the impact of any acquisitions completed in 2015.	50%

With respect to the target annual cash bonus opportunity of Mr. Magaro, for the period between January 1, 2015 and May 31, 2015 (prior to the effective date of his promotion to Senior Vice President, Corporate Development and Investor Relations), the 2015 Bonus Plan weighted his bonus opportunity such that 75% of the target amount for the period was based on Company performance in North America and 25% was based on his individual performance. The Company performance component was further weighted 50% based on the achievement of net revenues (excluding mobile revenues) and 50% based on the achievement of mobile net revenues to reflect the anticipated relative contribution of each component to our total net revenues, and each measure’s relative strategic importance to our business.

The target levels for these performance measures were based on our 2015 operating plan, which was reviewed and approved by our Board of Directors. In February 2015, the Compensation Committee set the target levels for consolidated net revenues and consolidated mobile net revenues for the 2015 Bonus Plan as follows:

Corporate Performance Measures	Target Performance Levels
Consolidated Net Revenues	$204.8 million
Consolidated Mobile Net Revenues	$99.3 million

The actual bonus amounts earned by an executive would be determined by dividing the actual amount of each financial performance measure actually achieved by the applicable target to determine a percentage achievement. The percentages achieved and the resulting bonus payout for each financial performance measure were as set forth in the table below, with extrapolation to the extent achievement fell between achievement percentages set forth below. For example, 98% achievement of the consolidated net revenues performance measure target would result in a 96% payout since each percentage point drop in achievement between 95% and 100% results in a two percentage point drop in percentage payout.

Percent Net Revenues Target Achieved	Payout
0%	0.0%
70%	25.0%
75%	40.0%
80%	55.0%
85%	67.5%
90%	80.0%
95%	90.0%
100%	100.0%

The 2015 Bonus Plan also provided for an “accelerator” bonus in the event that our net revenues (or, in the case of Mr. Magaro for a portion of the year, North America and consolidated net revenues) exceeded their target level. To be eligible for this payment, in addition to exceeding the applicable target level, our consolidated adjusted EBITDA would have to be equal to or greater than 90% of its target level for the year. The additional payments were to be determined pursuant to a pre-established matrix based on each percentage point by which our consolidated net revenues exceeded the pre-established target level for the year. Each percentage point of achievement was to result in an additional bonus payment of between 2.5% and 6.3% of the Named Executive Officer’s target annual cash bonus opportunity, up to a maximum payment of 300% of the executive’s target annual cash bonus opportunity if our actual achievement exceeded the target level of consolidated net revenues by 35% or more. The accelerator bonus was determined according to the following schedule:

Consolidated Net Revenues vs. Target(1)	Additional Bonus	Consolidated Net Revenues vs. Target(1)	Additional Bonus
>=1%	2.5%	>=19%	93.1%
>=2%	5.0%	>=20%	100.0%
>=3%	7.5%	>=21%	106.7%
>=4%	10.0%	>=22%	113.3%
>=5%	12.5%	>=23%	120.0%
>=6%	15.0%	>=24%	126.7%
>=7%	20.0%	>=25%	133.3%
>=8%	25.0%	>=26%	140.0%
>=9%	30.0%	>=27%	146.7%
>=10%	35.0%	>=28%	153.3%
>=11%	40.0%	>=29%	160.0%
>=12%	45.0%	>=30%	166.7%
>=13%	51.9%	>=31%	173.3%
>=14%	58.8%	>=32%	180.0%
>=15%	65.6%	>=33%	186.7%
>=16%	72.5%	>=34%	193.3%
>=17%	79.4%	>=35%	200.0%
>=18%	86.3%

(1)	Percentage by which actual consolidated net revenues or consolidated mobile net revenues exceeded their respective targets.

For example, if our consolidated net revenues exceeded the target performance level by 5%, then each Named Executive Officer’s annual cash bonus payment was to be calculated by multiplying the consolidated net revenues component by 112.5%, with 100% representing the portion of the bonus payment attributable to the target performance level for consolidated net revenues and 12.5% representing the portion of the bonus payment attributable to the consolidated net revenues “accelerator” amount.

Should any aspect of our corporate performance fail to reach the pre-established target level, the Compensation Committee reserved the discretion to apply judgment to bonus awards.

2015 Annual Cash Bonus Decisions

In January 2016, the Compensation Committee determined the amounts to be paid to the Named Executive Officers under the 2015 Bonus Plan based on our actual performance for the year with respect to each of the corporate performance measures established at the beginning of the year.

For 2015, our performance with respect to each of the financial measures under the 2015 Bonus Plan was as follows:

Corporate Performance Measures	Actual Performance Achieved ($)	Actual Performance Achieved (as a percentage of target level or minimum)
Consolidated Net Revenues	174.5 million	85.2%
Consolidated Mobile Net Revenues	75.2 million	75.7%

Our consolidated adjusted EBITDA threshold achievement level for any payment under the 2015 Bonus Plan to executives was 70% of our 2015 annual operating plan, or $77.0 million. Our actual consolidated Adjusted EBITDA for 2015 was $71.9 million, or 93.4% of the threshold amount. Because our consolidated adjusted EBITDA performance for 2015 did not meet the 70% threshold achievement level, the Named Executive Officers were not entitled to a bonus payment under the 2015 Bonus Plan.

Nonetheless, the Compensation Committee elected to exercise its discretion (as permitted under the 2015 Bonus Plan) and award modest annual cash bonus payments to each of the Named Executive Officers other than our CEO for two reasons. First, to recognize that, during the fourth fiscal quarter of 2015, our executive officers made longer-term decisions (for example, increasing marketing expense to drive revenue growth) that, while detrimental to their ability to meet the threshold achievement level for consolidated adjusted EBITDA, were in the best interests of the Company. Second, the Compensation Committee determined that such payments were appropriate to address retention concerns for these individuals. Our CEO did not receive any annual cash bonus payment under the 2015 Bonus Plan.

The target annual cash bonus opportunities and the actual cash bonus payments made to the Named Executive Officers for 2015 were as follows.

Named Executive Officer	Target Annual Cash Bonus Opportunity($)	Actual Annual Cash Bonus Payment($)	Actual Annual Cash Bonus Payment (as a percentage of target annual cash bonus opportunity)
G. Cotter Cunningham	478,000	0	0%
J. Scott Di Valerio	—	—	—
Louis J. Agnese, III	195,600	78,240	40%
Kelli A. Beougher	267,400	106,960	40%
Paul M. Rogers	163,150	65,260	40%
Michael Magaro	120,673	48,269	40%

Mr. Di Valerio did not receive a bonus under the 2015 Bonus Plan because his employment did not commence prior to September 30, 2015, which was the date by which an employee generally must have commenced employment to have been eligible to participate in the 2015 Bonus Plan.

Long-Term Incentive Compensation

The Compensation Committee believes long-term incentive compensation is an effective means for focusing our executive officers, including the Named Executive Officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, motivates them to remain employed with us, and aligns their interests with those of our stockholders.

Through 2015, we used equity awards in the form of options to purchase shares of our Series 1 common stock and RSU awards that may be settled for shares of our Series 1 common stock to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time-to-time. The Compensation Committee believes that stock options, when granted with exercise prices equal to the fair market value of our Series 1 common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the options reward them only to the extent that our stock price grows and stockholders realize value following their grant date. The Compensation Committee also believes that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our Series 1 common stock declines. In determining the appropriate mix of stock options and RSU awards, the Compensation Committee considers the current stock and other equity holdings of each executive officer and competitive market data of the types of equity compensation provided to executive officers by the companies in our compensation peer group, with a goal of reaching a mix that would provide the appropriate incentives while staying competitive in our market.

As with their other elements of compensation, the Compensation Committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the voting policies of the major proxy advisory firms, the relationship between the proposed equity awards for our executive officers and the proposed equity awards for our workforce as a whole, and the other factors described above. Based upon these factors, the Compensation Committee sets the size of each equity award at the level it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In February 2015, the Compensation Committee decided to grant our executive officers, including the Named Executive Officers, a value mix of approximately 50% options to purchase shares of our Series 1 common stock and 50% RSU awards that may be settled for shares of our Series 1 common stock. The equity awards granted to the Named Executive Officers during 2015 were as follows:

Named Executive Officer	Restricted Stock Unit Awards for Shares of Our Series 1 Common Stock (#)	Options to Purchase Shares of Our Series 1 Common Stock (#)	Aggregate Grant Date Value of Option Award(1) ($)	Aggregate Grant Date Value of RSU Award(1) ($)
G. Cotter Cunningham	94,000	175,000	1,432,203	1,542,540
J. Scott Di Valerio(2)	N/A	N/A	N/A	N/A
Louis J. Agnese, III	25,000	47,000	384,649	410,250
Kelli A. Beougher	56,000	104,000	851,138	918,960
Paul M. Rogers	25,000	47,000	384,649	410,250
Michael Magaro	18,930	37,610	325,986	334,548

(1)	The amounts reported represent the aggregate grant date fair value of stock options and stock awards granted during 2015 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Assumptions used in calculating the options and stock awards reported in this column are set forth in Note 8” Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Note that the amounts reported in this column reflect the accounting cost for these stock options and stock awards, and do not correspond to the actual economic value that our named executive officers may receive from the options and stock awards.
(2)	Mr. Di Valerio was not granted an equity award in 2015.

In June 2015, in connection with his appointment as our Senior Vice President, Corporate Development and Investor Relations, the Compensation Committee granted to Mr. Magaro an option to purchase 18,500 shares of our Series 1 common stock and an RSU award that may be settled for 9,375 shares of our Series 1 common stock.

Welfare and Health Benefits

We sponsor a retirement plan intended to qualify for favorable tax treatment under Section 401(a) of the Code, which contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code (the “Section 401(k) Plan”). Generally, the Named Executive Officers are eligible to participate in the Section 401(k) Plan on the same basis as our other employees who satisfy the plan’s eligibility requirements, including requirements relating to age and length of service. Under the Section 401(k) Plan, participants may elect to reduce their current compensation by up to the statutory limit, $18,000 in 2015, plus an additional $5,000 for participants 50 years or older, and have us contribute the amount of this reduction to the Section 401(k) Plan. During 2015, we matched up to 39% of employee contributions, but not exceeding $9,275 per employee. Our contributions for the year ended December 31, 2015 were approximately $1.4 million. We intend that the Section 401(k) Plan to qualify under Section 401 of the Code so that contributions by employees or by us to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, short-term disability insurance, long-term disability insurance, life and accidental death and dismemberment insurance, and health savings accounts.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

We do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. During 2015, none of the Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

Employment Agreements

We have entered into written employment agreements with each of the Named Executive Officers. With the exception of his own employment agreement, each of these agreements was negotiated on our behalf by our CEO, with the oversight and approval of the Compensation Committee. Our CEO’s employment agreement was negotiated by him directly with the Compensation Committee.

Mr. Di Valerio’s Employment Agreement

On December 29, 2015, Mr. Di Valerio was appointed our Chief Financial Officer. The terms and conditions of his employment were negotiated by our CEO and approved by the Compensation Committee.

In hiring Mr. Di Valerio, the Compensation Committee approved an employment agreement with him setting forth the principal terms and conditions of his employment, including an initial annual base salary of $370,000, and a target annual cash bonus opportunity equal to 70% of his annual base salary.

Pursuant to his employment agreement, in January 2016, we granted Mr. Di Valerio an option to purchase 265,000 shares of our Series 1 common stock with an exercise price equal to the fair market value of our Series 1 common stock on the date of grant. This option is to vest as to 25% of the shares of our Series 1 common stock subject thereto on December 1, 2016, with the remaining shares vesting in a series of 36 successive equal monthly installments thereafter, subject to his continued employment with us on each vesting date.

Pursuant to his employment agreement, in January 2016, we granted Mr. Di Valerio an RSU award that may be settled for 130,000 shares of our Series 1 common stock. This RSU award is to vest with respect to 25% of the shares of our Series 1 common stock on December 15, 2016, with the remaining shares vesting in a series of three equal annual installments thereafter, subject to his continued employment with us on each vesting date.

Finally, pursuant to his employment agreement we agreed to grant Mr. Di Valerio a performance-based option to purchase shares of our Series 1 common stock and a PSU award that may be settled for shares of our Series 1 common stock valued at $500,000 (in the aggregate) in conjunction with our 2016 equity award “refresh” grant cycle for our executive officers. The valuation method, as well as the date of grant, vesting schedule, and other terms of such equity awards is to be consistent with those awards provided to our other executive officers.

We also agreed to reimburse Mr. Di Valerio in an amount of up to $100,000 for the reasonable expenses incurred in connection with his relocation to Austin, Texas.

In addition, Mr. Di Valerio’s employment agreement provides him with certain protection in the event of his termination of employment under certain specified circumstances, including following a change in control of the Company. Pursuant to this agreement, in the event Mr. Di Valerio is terminated for any reason (other than for cause (as such term is defined in his employment agreement)), as a result of his death or disability or of his own volition and not for good reason), we will be obligated to pay him (i) 100% of his then current monthly base salary for six months and (ii) six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Di Valerio voluntarily terminates his employment with us for good reason (as specifically defined in his employment agreement), or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, (i) we will be obligated to pay him 100% of his then current monthly base salary for 12 months and 100% of his then current bonus, (ii) we will be obligated to pay him 12 months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Di Valerio (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event Mr. Di Valerio resigns for good reason on or before December 29, 2016, then in addition to the obligations set forth above, then all unvested shares subject to any equity grant issued by the company that would have vested in the 12 month period following termination become vested in full.

For a summary of the material terms and conditions of these post-employment compensation arrangements, see “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control” below.

For a summary of the terms and conditions of the employment agreements with other the Named Executive Officers, see “Compensation of Named Executive Officers—Employment Agreements” below.

Post-Employment Compensation Arrangements

The employment agreements of each of the Named Executive Officers contains certain protection in the event of his or her termination of employment under specified circumstances, including following a change of control of the Company. The terms and conditions of these post-employment compensation arrangements were determined after review by the Compensation Committee of our retention objectives for each Named Executive Officer and an analysis of competitive market data.

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to any Named Executive Officer who leaves the Company under certain circumstances to facilitate their transition to new employment and to ensure that they receive a partial benefit from their equity awards. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We believe that the arrangements in the event of a change in control of the Company are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors.

For a summary of the terms and conditions of the post-employment compensation arrangements for the Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements as of the end of 2015, see “Compensation of Named Executive Officers—Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Policy

Our Board of Directors believes that they and our executive officers and those members of our Board of Directors who participate in our director compensation plan should own and hold shares of our Series 1 common stock to further align their interests with the interests of our stockholders and to further promote our commitment to sound corporate governance. Accordingly, we have adopted the following minimum stock ownership guidelines applicable to our executive officers, including the Named Executive Officers, and the non-employee members of our Board of Directors.

•	Our CEO is expected to accumulate the lesser of:

•	57,000 shares of our Series 1 common stock; or

•	the equivalent of the net market value of his vested options to purchase shares of our Series 1 common stock and shares of our common stock actually owned equal to three times his annual base salary as of each annual meeting of stockholders.

•	Each of our other executive officers is expected to accumulate the lesser of:

•	16,000 shares of our Series 1 common stock; or

•	the equivalent of the net market value of his or her vested options to purchase shares of our Series 1 common stock and shares of our Series 1 common stock actually owned equal to one times his or her annual base salary as of each annual meeting of stockholders.

Each executive officer has three years to accumulate such equity interest from the date he or she assumed his or her position.

•	Non-employee members of our Board of Directors are expected to accumulate the lesser of:

•	4,000 shares of our Series 1 common stock; or

•	the equivalent of the net market value of the vested options to purchase shares of our Series 1 common stock and shares of our Series 1 common stock actually owned equal to three times his or her annual cash retainer as of each annual meeting of stockholders.

Each non-employee director has three years to accumulate such equity interest from the date he or she became a director.

Our Board of Directors may approve any amendments, waivers, or exceptions to this policy at its discretion. Our stock ownership guidelines are set forth in our Corporate Governance Guidelines, which may be found at the investor relations portion of our website at http://investor.retailmenot.com.

Compensation Recovery (“Clawback”) Policy

We have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to the Named Executive Officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. The Compensation Committee intends to adopt such a policy when the Securities and Exchange Commission completes its rulemaking pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Policy Prohibiting Hedging or Pledging of Our Equity Securities

All of our executive officers and the members of our Board of Directors are prohibited from entering into hedging or pledging transactions in respect of shares of our Series 1 common stock or other securities issued by the Company.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows publicly-held companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid in any taxable year to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit.

In addition, under a Section 162(m) exception for private companies that subsequently become publicly-held, any compensation paid pursuant to a compensation plan in existence before the effective date of the public offering of securities will not be subject to the $1 million deductibility limit until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the public offering of securities occurred.

Where reasonably practicable, the Compensation Committee seeks to qualify the performance-based incentive compensation paid or awarded to the Named Executive Officers for the “performance-based compensation” exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for the Named Executive Officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, however, the Compensation Committee has not adopted a policy that all compensation payable to the Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the Compensation Committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments and Deferred Compensation

Sections 280G and 4999 of the Code provide that executive officers and members of our Board of Directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change-in-control of our Company that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax.

Section 409A of the Code imposes significant additional taxes in the event that an employee, including a Named Executive Officer, member of our Board of Directors, or other service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.

We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2015, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our Board of Directors, including options to purchase shares of our Series 1 common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards. ASC Topic 718 also requires us to recognize the compensation expense of our share-based payment awards in our financial statements over the period that our employees and members of our Board of Directors are required to render services in exchange for their awards.

REPORT OF THE COMPENSATION COMMITTEE

Our compensation committee has reviewed and discussed with management the disclosures contained in the section of this Proxy Statement entitled “Compensation Discussion and Analysis.” Based on this review and discussion, our compensation committee recommended to the board of directors that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement for the annual meeting of stockholders.

SUBMITTED BY THE COMPENSATION

COMMITTEE OF THE BOARD OF DIRECTORS

C. Thomas Ball, Chair

Gokul Rajaram

Brian Sharples

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2015 Summary Compensation Table

The following table presents compensation information for our fiscal years ended December 31, 2015, 2014 and 2013 paid to or accrued for our principal executive officer, each individual who served as our principal financial officer at any time during 2015 and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2015. We refer to these executive officers as our “Named Executive Officers” for 2015.

Name and Principal Position	Year	Salary ($)		Stock Awards(1)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation(2) ($)	Total ($)

G. Cotter Cunningham	2015	478,000		1,542,540	1,432,203	0	(3)	21,145	3,473,888
President and Chief	2014	478,000		2,606,400	2,521,042	431,347	(3)	20,076	6,056,865
Executive Officer	2013	400,000		—	2,325,221	440,000	(3)	16,696	3,181,917

J. Scott Di Valerio	2015	3,854	(4)	—	—	—		—	3,854
Chief Financial Officer	2014	—		—	—	—		—	—
	2013	—		—	—	—		—	—

Louis J. Agnese, III	2015	326,000		410,250	384,649	78,240	(3)	18,541	1,217,680
Senior Vice President,	2014	283,833	(5)	488,700	528,890	107,104	(3)	19,813	1,428,340
Administration	2013	250,000		—	417,080	110,000	(3)	18,019	795,099

Kelli A. Beougher	2015	382,000		918,960	851,138	106,960	(3)	14,901	2,273,959
Chief Operating Officer	2014	360,000		1,140,300	1,234,077	211,162	(3)	15,383	2,960,922
	2013	320,000		—	930,610	193,600	(3)	13,949	1,458,159

Paul M. Rogers	2015	326,250	(6)	410,250	384,649	64,000	(3)	16,822	1,201,971
Chief Technology Officer	2014	320,000		521,280	564,149	129,945	(3)	14,855	1,550,229
	2013	294,300		—	344,091	129,492	(3)	16,670	784,553

Michael Magaro	2015	259,996	(7)	334,548	325,896	48,269	(3)	17,316	986,025
SVP, Corporate Development	2014	221,125		113,326	—	79,385	(3)	18,540	432,376
and Investor Relations	2013	143,333		—	592,481	57,771	(3)	63,422	802,007

(1)	The amounts reported represent the aggregate grant date fair value of stock options and stock awards granted during the year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Assumptions used in calculating the options and stock awards reported in this column are set forth in Note 8 “Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Note that the amounts reported in this column reflect the accounting cost for these stock options and stock awards, and do not correspond to the actual economic value that our Named Executive Officers may receive from the options and stock awards.
(2)	Consists of premiums paid for medical, dental, short term disability, long term disability, life and accidental death and dismemberment insurance, Health Savings Account contributions, 401(k) contributions, applicable relocation, discretionary bonus and additional taxable awards.
(3)	Includes amounts earned under our 2015 Bonus Plan (the “2015 Plan”), 2014 Bonus Plan (the “2014 Plan”) and 2013 Bonus Plan for Officers (the “2013 Officer Plan”). Payments due under the 2015 Plan, 2014 Plan and 2013 Officer Plan were made in February 2016, 2015 and 2014, respectively.

Amounts earned under the 2015 Plan were calculated in accordance with the provisions of the plan, which provided for the amounts to be earned based on the applicable combination of Consolidated Net Revenues, Country Net Revenues, Regional Net Revenues, Consolidated Mobile Net Revenues, Country Mobile Net Revenues and Regional Mobile Net Revenues, each as defined in the 2015 Plan, compared to the annual budget approved by our board of directors at the beginning the fiscal year. The 2015 Plan contained a component for achieving the budgeted Consolidated Net Revenues, Country Net Revenues, Regional Net Revenues, Consolidated Mobile Net Revenues, Country Mobile Net Revenues, Regional Mobile Net Revenues and Adjusted EBITDA, as well as an accelerator overachievement component for exceeding the budgeted amount for these metrics.

Amounts earned under the 2014 Plan were calculated in accordance with the provisions of the plan, which provided for the amounts to be earned based on the applicable combination of Consolidated Net Revenues, Country Net Revenues, Regional Net Revenues, Consolidated Mobile Net Revenues, Country Mobile Net Revenues and Regional Mobile Net Revenues, each as defined in the 2014 Plan, compared to the annual budget approved by our board of directors at the beginning the fiscal year. The 2014 Plan contained a component for achieving the budgeted Consolidated Net Revenues, Country Net Revenues, Regional Net Revenues, Consolidated Mobile Net Revenues, Country Mobile Net Revenues and Regional Mobile Net Revenues as well as an overachievement component for exceeding the budgeted amount of each of these metrics. The payments under the 2014 Plan included an overachievement amount based on the Consolidated Mobile Net Revenues having exceeded the budgeted amount of that metric.

Amounts earned under the 2013 Officer Plan were calculated in accordance with the provisions of the plan, which provided for the amounts earned to be based wholly upon consolidated gross profit performance, as defined in the 2013 Officer Plan, compared to the annual budget approved by our board of directors at the beginning of each fiscal year. The 2013 Officer Plan contained a component for achieving the budgeted gross profit as well as an overachievement component for exceeding the budgeted gross profit. The payments under the 2013 Officer Plan included an overachievement amount based on the actual gross profit having exceeded the budgeted gross profit.

(4)	Mr. Di Valerio was hired December 29, 2015. His annualized pay is $370,000.
(5)	Mr. Agnese served as our General Counsel from October 2011 until November 2014. His annual salary as of November 30, 2014 was $280,000. Mr. Agnese was appointed interim Chief Financial Officer effective December 1, 2014, and his annual salary was increased to $326,000 effective as of that date. Mr. Agnese’s salary remained at $326,000 in connection with his appointment as Senior Vice President, Administration, effective December 29, 2015.
(6)	Mr. Rogers received a pay increase effective August 1, 2015. His annualized pay is $335,000.
(7)	Mr. Magaro was promoted to Senior Vice President, Corporate Development and Investor Relations effective June 1, 2015. His annualized pay is $280,000.

Employment Agreements

Each of our Named Executive Officers is subject to certain obligations relating to non-competition, non-solicitation, proprietary information and assignment of inventions. Pursuant to these obligations, each Named Executive Officer has agreed (i) not to solicit our employees or customers during employment and for a period of 12 months (24 months with respect to customers) after the termination of employment, (ii) not to compete with us or assist any other person to compete with us during employment and a period of 12 months after the termination of employment and (iii) to protect our confidential and proprietary information and to assign to us intellectual property developed during the course of employment.

In addition, we have entered into employment agreements with each of our Named Executive Officers. The following is a summary of the employment agreements with our named executive officers as currently in effect.

G. Cotter Cunningham is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Mr. Cunningham’s annual base salary for fiscal 2015 was $478,000. Mr. Cunningham is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 was set at 100% of Mr. Cunningham’s base salary. Payment of any bonus to Mr. Cunningham is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Cunningham is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him 100% of his then current monthly base salary for 12 months, (ii) we will be obligated to pay him 12 months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. In the event Mr. Cunningham voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for 12 months and 100% of his then current bonus, and (ii) 12 months of monthly premiums for his then current health benefits in a single lump sum. Each of the severance benefits described above is contingent on Mr. Cunningham (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Cunningham’s employment is not terminated, 50% of Mr. Cunningham’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Cunningham continues his employment with us through the date of such change in control.

The terms of Mr. Di Valerio’s employment agreement are discussed in the section titled “Compensation Discussion and Analysis—Employment Agreements.”

Kelli A. Beougher is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Ms. Beougher’s annual base salary for fiscal 2015 was $382,000. Ms. Beougher is also eligible to receive benefits that are substantially similar to those of our other employees. Her employment agreement sets forth her target bonus, which for fiscal 2015 was set at 65% of Ms. Beougher’s base salary. Payment of any bonus to Ms. Beougher is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Ms. Beougher is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of her death or disability or of her own volition and not for good reason), we will be obligated to pay her (i) 100% of her then current monthly base salary for six months and (ii) six months of monthly premiums for her then current health benefits in a single lump sum. In the event Ms. Beougher voluntarily terminates her employment with us for good reason (as specifically defined in her employment agreement), or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, (i) we will be obligated to pay her 100% of her then current monthly base salary for 12 months and 100% of her then current bonus, (ii) we will be obligated to pay her 12 months of monthly premiums for her then current health benefits in a single lump sum and (iii) 100% of her then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Ms. Beougher (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Ms. Beougher’s employment is not terminated, 25% of Ms. Beougher’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Ms. Beougher continues her employment with us through the date of such change in control.

Louis J. Agnese, III is party to an employment agreement with us effective March 1, 2013, as amended. This employment agreement has no specific term and constitutes at-will employment. Mr. Agnese’s annual base salary for fiscal 2015 was $326,000. Mr. Agnese is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 was set at 60% of Mr. Agnese’s base salary. Payment of any bonus to Mr. Agnese is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Agnese is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason), (i) we will be obligated to pay him 100% of his then current monthly base salary for six months, and (ii) we will be obligated to pay him six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Agnese voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for six months and 50% of his then current bonus, (ii) six months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Agnese (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Agnese’s employment is not terminated, 25% of Mr. Agnese’s then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Agnese continues his employment with us through the date of such change in control.

Paul M. Rogers is party to an employment agreement with us effective March 1, 2013. This employment agreement has no specific term and constitutes at-will employment. Mr. Rogers’ annual base salary for fiscal 2015 was $335,000. Mr. Rogers is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 was set at 50% of Mr. Rogers’ base salary. Payment of any bonus to Mr. Rogers is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Rogers is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason), (i) we will be obligated to pay him 100% of his then current monthly base salary for six months, and (ii) we will be obligated to pay him six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Rogers voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for 12 months and 100% of his then current bonus, (ii) 12 months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Rogers (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information. In addition, in the event of a change in control in which Mr. Rogers’ employment is not terminated, 25% of Mr. Rogers’ then unvested shares subject to any equity grants issued by the company will become vested in full, so long as Mr. Rogers’ continues his employment with us through the date of such change in control.

Michael Magaro is party to an employment agreement with us effective November 1, 2015. This employment agreement has no specific term and constitutes at-will employment. Mr. Magaro’ annual base salary for fiscal 2015 was $280,000. Mr. Magaro is also eligible to receive benefits that are substantially similar to those of our other employees. His employment agreement sets forth his target bonus, which for fiscal 2015 was set at 50% of Mr. Magaro’s base salary. Payment of any bonus to Mr. Magaro is subject to approval by our board of directors or our compensation committee.

Pursuant to this agreement, in the event Mr. Magaro is terminated for any reason (other than for cause (as such term is defined in the 2007 Stock Plan), as a result of his death or disability or of his own volition and not for good reason) or resigns of his own volition for good reason (as such term is defined in his employment agreement), (i) we will be obligated to pay him 100% of his then current monthly base salary for six months, and (ii) we will be obligated to pay him six months of monthly premiums for his then current health benefits in a single lump sum. In the event Mr. Magaro voluntarily terminates his employment with us for good reason or is terminated without cause, either within 60 days prior to or within 12 months following a change in control, we will be obligated to pay him (i) 100% of his then current monthly base salary for six months and 100% of his then current bonus, (ii) six months of monthly premiums for his then current health benefits in a single lump sum and (iii) 100% of his then unvested shares subject to any equity grants issued by the company will become vested in full. Each of the severance benefits described above is contingent on Mr. Magaro (i) executing a mutual release of claims and (ii) continuing to protect our confidential and proprietary information.

Payments upon Termination and Change in Control

As of December 31, 2015, we were parties to agreements with our Named Executive Officers that provide for certain severance or vesting payments or benefits, or both, if their employment is involuntarily terminated, in connection with a change of control, or if in connection with or during the period from 60 days prior to 12 months following a change of control they are involuntarily terminated under certain circumstances. The key terms of our arrangements upon an involuntary termination of employment or a change of control for these Named Executive Officers as of December 31, 2015 were as follows:

	Termination(1) Without a Change of Control Event		Termination(1) 60 Days Prior to or Within 12 Months Following a Change of Control Event		Remaining Through Date of a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration	Equity Acceleration

G. Cotter Cunningham	100% of current monthly base salary for 12 months.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	100% of current monthly base salary for 12 months and 100% of current bonus.	None.	50% of any unvested shares subject to any equity grants issued by the company become vested in full.

	12 months of monthly premiums for current health benefits in a single lump sum.		12 months of monthly premiums for current health benefits in a single lump sum.

J. Scott Di Valerio	100% of current monthly salary for 6 months.	If termination occurs on or before December 29, 2016, then all unvested shares subject to any equity grant issued by the company that would have vested in the 12 month period following termination become vested in full.	100% of current monthly base salary for 12 months and 100% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	None.
	6 months of monthly premiums for current health benefits in a single lump sum.		12 months of monthly premiums for current health benefits in a single lump sum.

Louis J. Agnese, III	100% of current monthly base salary for 6 months.	None.	100% of current monthly base salary for 6 months and 50% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	25% of any unvested shares subject to any equity grants issued by the company become vested in full.

	6 months of monthly premiums for current health benefits in a single lump sum.		6 months of monthly premiums for current health benefits in a single lump sum.

Kelli A. Beougher	100% of current monthly base salary for 6 months.	None.	100% of current monthly base salary for 12 months and 100% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	25% of any unvested shares subject to any equity grants issued by the company become vested in full.

	6 months of monthly premiums for current health benefits in a single lump sum.		12 months of monthly premiums for current health benefits in a single lump sum.

	Termination(1) Without a Change of Control Event		Termination(1) 60 Days Prior to or Within 12 Months Following a Change of Control Event		Remaining Through Date of a Change of Control Event
Name	Cash and Benefit Payments	Equity Acceleration	Cash and Benefit Payments	Equity Acceleration	Equity Acceleration

Paul M. Rogers	100% of current monthly base salary for 6 months.	None.	100% of current monthly base salary for 12 months and 100% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	25% of any unvested shares subject to any equity grants issued by the company become vested in full.

	6 months of monthly premiums for current health benefits in a single lump sum.		12 months of monthly premiums for current health benefits in a single lump sum.

Michael Magaro	100% of current monthly salary for 6 months.	None.	100% of current monthly base salary for 6 months plus 50% of current bonus.	100% of any unvested shares subject to any equity grants issued by the company become vested in full.	None.

	6 months of monthly premiums for current health benefits in a single lump sum.		6 months of monthly premiums for current health benefits in a single lump sum.

(1)	See the section titled “Employment Agreements” for a summary of the circumstances associated with the various terminations and changes in control described in this table.

Potential Payments

The table below estimates payments and benefits that our Named Executive Officers would have received in the event his or her employment had been involuntarily terminated not in connection with a change of control, assuming the termination occurred on December 31, 2015. The accelerated equity market value was $9.92, the closing price of our Series 1 common stock on the NASDAQ Global Select Market on December 31, 2015.

	Cash Payments		Equity Acceleration
Name	Salary ($)	Benefits ($)	Shares	Market Value of Accelerated Equity (net of exercise price, if any) ($)
G. Cotter Cunningham	478,000	18,031	439,877	1,527,680
J. Scott Di Valerio	185,000	6,479	—	—
Louis J. Agnese, III	163,000	8,900	—	—
Kelli A. Beougher	191,000	5,364	—	—
Paul M. Rogers	167,500	2,885	—	—
Michael Magaro	140,000	7,898	—	—

The table below estimates payments and benefits that each Named Executive Officer would have received in the event his or her employment had been involuntarily terminated immediately following a change of control, assuming the termination occurred on December 31, 2015. The accelerated equity market value was $9.92, the closing price of our Series 1 common stock on the NASDAQ Global Select Market on December 31, 2015.

	Cash Payments		Equity Acceleration
Name	Salary and Bonus ($)	Benefits ($)	Shares	Market Value of Accelerated Equity (net of exercise price, if any) ($)
G. Cotter Cunningham	956,000	18,031	—	—
J. Scott Di Valerio	629,000	12,958	—	—
Louis J. Agnese, III	260,800	8,900	100,751	359,600
Kelli A. Beougher	649,400	10,728	230,980	815,920
Paul M. Rogers	502,500	5,770	100,501	367,040
Michael Magaro	210,000	7,898	75,196	237,653

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our named executive officers during fiscal 2015.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our Named Executive Officers during fiscal 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options to purchase shares of Series 1 common stock and RSU awards that may be settled for shares of Series 1 common stock held by our Named Executive Officers at December 31, 2015.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (Exercisable)(1) (#)		Number of Securities Underlying Unexercised Options (Unexercisable) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
G. Cotter Cunningham						60,000	(2)	595,200
						94,000	(3)	932,480
	144,230	(4)	—	2.08	7/1/2021
	186,789		—	2.08	7/1/2021
	140,847	(5)	—	2.08	8/23/2021
	62,500		—	10.36	6/12/2022
	223,000		—	18.52	2/15/2023
	68,520		74,480	32.58	1/17/2024
	36,458		138,542	16.41	2/15/2025
J. Scott Di Valerio	—		—	—		—		—
Louis J. Agnese, III						11,250	(2)	111,600
						25,000	(3)	248,000
	63,375	(6)	—	5.32	10/19/2021
	39,999		—	18.52	2/15/2023
	14,375		15,625	32.58	1/17/2024
	9,791		37,209	16.41	2/15/2025
Kelli A. Beougher						26,250	(2)	260,400
						56,000	(3)	555,520
	2,500	(7)	—	5.32	10/19/2021
	10,937	(8)	—	10.36	5/31/2022
	89,250		—	18.52	2/15/2023
	33,541		36,459	32.58	1/17/2024
	21,666		82,334	16.41	2/15/2025
Paul M. Rogers						12,000	(2)	119,040
						25,000	(3)	248,000
	3,000	(9)	—	2.08	6/8/2021
	56,275	(10)	—	2.08	7/15/2021
	33,000		—	18.52	2/15/2023
	15,333		16,667	32.58	1/17/2024
	9,791		37,209	16.41	2/15/2025
Michael Magaro						5,027	(2)	49,868
						9,555	(3)	94,786
						9,375	(11)	93,000
	56,250	(12)	—	19.00	5/8/2023
	3,981		15,129	16.41	2/15/2025
	2,312		16,188	18.96	6/15/2025

(1)	Options were granted on the date ten years prior to the option expiration date. Unless otherwise noted, and assuming the continued service of the executive officer, the options granted prior to 2014 were fully exercisable on the date of grant and shall vest in a series of 48 monthly installments over the four-year period measured from the grant date. Unless otherwise noted, and assuming the continued service of the executive officer, the options granted in 2014 or later shall vest and become exercisable in a series of 48 monthly installments over the four-year period measured from the grant date.
(2)	These RSUs were granted on January 17, 2014 and vest annually over the four year period measured from the date of grant.

(3)	These RSUs were granted on February 15, 2015 and vest annually over the four year period measured from the date of grant.
(4)	The option vested in a series of 48 monthly installments beginning on August 1, 2011. These shares became exercisable with respect to 48,076 shares on the grant date and an additional 48,076 shares on January 1 of each subsequent year until the option was fully exercisable.
(5)	The option was fully exercisable on the grant date and, assuming the continued service of the executive officer, vested in a series of 48 monthly installments beginning on October 1, 2011.
(6)	The option vested with respect to 25% of the shares on October 1, 2012, and the remaining shares vest monthly thereafter in a series of 36 monthly installments. These shares became exercisable with respect to 18,796 shares on the grant date and an additional 18,796 shares on January 1 of each subsequent year until the option was fully exercisable.
(7)	The option was fully exercisable on the grant date and vested with respect to 25% of the shares on December 1, 2012, and the remaining shares vest monthly thereafter in a series of 36 monthly installments.
(8)	Assuming the continued service of the executive officer, the option vest in a series of 48 monthly installments measured from the grant date. These shares became exercisable with respect to 5,520 shares on the grant date and an additional 9,652 shares on January 1 of each subsequent year until the option is fully exercisable.
(9)	The option was fully exercisable on the grant date and vested with respect to 25% of the shares on October 1, 2011, and the remaining shares vested monthly thereafter in a series of 36 monthly installments.
(10)	Assuming the continued service of the executive officer, the option vested with respect to 25% of the shares on June 1, 2012, and the remaining shares vest monthly thereafter in a series of 36 monthly installments. These shares became exercisable with respect to 48,076 shares on the grant date and an additional 48,076 shares on January 1 of each subsequent year until the option is fully exercisable.
(11)	These RSUs were granted on June 15, 2015 and vest annually over the four year period measured from the date of grant.
(12)	The option was fully exercisable on the grant date and, assuming the continued service of the executive officer, vested with respect to 25% of the shares on May 1, 2014, and the remaining shares vest monthly thereafter in a series of 36 monthly installments.

2015 Option Exercises and Stock Vested

The following table sets forth information about the vesting of RSUs exercise of options held by our Named Executive Officers during 2015.

	Stock Awards		Option Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired Upon Exercise (#)	Value Realized on Exercise ($)(1)
G. Cotter Cunningham	20,000	291,200	—	—
J. Scott Di Valerio	—	—	—	—
Louis J. Agnese, III	3,750	54,600	—	—
Kelli A. Beougher	8,750	127,400	80,891	915,791
Paul M. Rogers	4,000	58,240	12,000	204,208
Michael Magaro	2,513	22,592	—	—

(1)	The value realized on exercise of stock options is calculated based on the difference between the market price of our Series 1 common stock upon exercise and the exercise price of the options.

2015 Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to our Named Executive Officers made during 2015.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)			All other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards(3) ($)	All Other Option Awards: Number of Securities Underlying Options (#)		Grant Date Fair Value of Option Awards(3) ($)
Name		Threshold	Target	Maximum
G. Cotter Cunningham	2/15/2015				94,000	1,542,540	175,000	(4)	1,432,203
Cash Award		119,500	478,000	1,434,000
J. Scott Di Valerio
Cash Award		—	—	—
Louis J. Agnese, III	2/15/2015				25,000	410,250	47,000	(4)	384,649
Cash Award		48,900	195,600	586,800
Kelli A. Beougher	2/15/2015				56,000	918,960	104,000	(4)	851,138
Cash Award		66,850	267,400	802,000
Paul M. Rogers	2/15/2015				25,000	410,250	47,000	(4)	384,649
Cash Award		40,000	160,000	480,000
Michael Magaro	2/15/2015				9,555	156,798	19,110	(4)	156,397
	6/15/2015				9,375	177,750	18,500	(5)	169,500
Cash Award		32,605	92,796	243,590

(1)	The amounts reported in this column represent amounts payable under our 2015 Bonus Plan as of February 2015 when the Compensation Committee approved target annual cash bonus opportunities. The target column assumes the achievement of certain target performance levels as approved by our board of directors. The actual amounts paid are set forth in the section entitled “2015 Summary Compensation Table.”
(2)	Represents RSUs.
(3)	Amounts represent the aggregate grant date fair value of stock options and RSUs granted during the year computed in accordance with ASC Topic 718. Assumptions used in calculating these options reported in this column are set forth in Note 8 “Stockholders’ Equity and Stock-Based Compensation” of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Note that the amounts reported in this column reflect the accounting cost for these stock options and RSUs, and do not correspond to the actual economic value that our directors may receive from the options and RSUs.
(4)	Represents stock options with an exercise price equal to $16.41, the fair market value of our Series 1 common stock on the date of grant.
(5)	Represents stock options with an exercise price equal to $18.96, the fair market value of our Series 1 common stock on the date of grant.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain three compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants. These consist of the 2007 Stock Plan (the “2007 Plan”), the 2013 Equity Incentive Plan (the “2013 Plan”) and the 2013 Employee Stock Purchase Plan (the “2013 Purchase Plan”), each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2015:

Plan Category	Number of shares to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	7,125,403	(1)	$16,13	(2)	5,453,011	(3)
Equity compensation plans not approved by stockholders	—		—		—
Total	7,125,403				5,453,011

(1)	Excludes purchase rights accruing under our 2013 Purchase Plan.
(2)	Calculated without taking into account 3,122,387 shares of Series 1 common stock subject to outstanding RSUs that will become issuable as those awards vest without any cash consideration for such shares.
(3)	Includes 4,142,461 shares of Series 1 common stock available for issuance in connection with future awards under our 2013 Plan and 1,310,550 shares of Series 1 common stock available for future issuance under the 2013 Purchase Plan. The 2013 Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2014 and each subsequent anniversary through 2023, by an amount equal to the smaller of (i) 4% of the number of shares of combined Series 1 and Series 2 common stock issued and outstanding on the immediately preceding December 31, or (ii) an amount determined by the board. This reserve will be increased to include any shares issuable upon exercise of options granted under our 2007 Stock Plan that expire or terminate without having been exercised in full. The 2013 Purchase Plan provides that the number of shares reserved for issuance under that plan will automatically increase on January 1, 2014 and each subsequent anniversary through 2023 equal to the smallest of (i) 1,400,000 shares, (ii) 1% of the issued and outstanding shares of our combined Series 1 and Series 2 common stock on the immediately preceding December 31 or (iii) such other amount as may be determined by the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

We have a written policy on authorizations, the Related Party Transactions Policy, which includes specific provisions for related party transactions. Pursuant to the Related Party Transactions Policy, related party transactions include any transaction, arrangement or relationship, or series of such transactions, including any indebtedness or guarantees, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest. In the event that a related party transaction is identified, such transaction must be reported to our Corporate Secretary and subsequently must be reviewed and approved or ratified by the chairman of our audit committee or our full audit committee, depending on the amount of the transaction. Any member of the audit committee who is one of the parties in the related party transaction and who has a direct material interest in the transaction may not participate in the approval of the transaction. The audit committee has pre-approved certain potential related party transactions in advance including employment of executive officers and director compensation.

Related Party Transactions

During fiscal 2015, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, except for the compensation and other arrangements described in “Compensation of Named Executive Officers and Directors” elsewhere in this Proxy Statement and the transactions described below.

On December 26, 2013, we entered into an agreement with a private company (and certain of its subsidiaries) in the domain registry business, pursuant to which we agreed to pay the domain registry company $4.3 million for second level domains, or SLDs, contingent upon the domain registry company becoming the registry operator for such domains. At the time the agreement was entered into an investment fund holding more than 10% of the outstanding capital stock of the domain registry company held more than 5% of a class of our voting securities. In April 2015, we paid $4.3 million to purchase the SLDs from the domain registry company pursuant to the terms of the agreement. During the period in which the agreement with the domain registry company was entered into and as of the date the purchase of the SLDs was completed, a member of our board of directors was a general partner of the entity that indirectly is the general partner of the investment fund.

We purchased approximately $122,000 in tickets to the Austin City Limits Festival, a music festival. At the time the purchases were made, the party through which we purchased the tickets was an investment fund holding more than 5% of a class of our voting securities. During the period in which the purchases were made, a member of our board of directors was a general partner of the entity that indirectly is the general partner of the investment fund.

Stock Options Granted to Executive Officers and Directors

We have granted stock options and RSUs to our executive officers and certain members of our board of directors. For more information regarding certain of these equity awards, see “Compensation of Named Executive Officers and Directors—Summary Compensation Table” and “Corporate Governance—Compensation of Directors” elsewhere in this Proxy Statement.

Investors’ Rights Agreement

We are party to a third amended and restated investors’ rights agreement, as amended, with certain holders of our common stock. The third amended and restated investors’ rights agreement, as amended, grants such stockholders certain registration rights, which include demand registration rights, piggyback registration rights and short-form registration rights, with respect to shares of our common stock. The registration rights described above, granted pursuant to the investor’s rights agreement will terminate, with respect to any particular stockholder, upon the earlier of (i) July 24, 2018, or (ii) at such time that all registrable securities held by the particular stockholder may be sold under Rule 144 without registration under the Securities Act during a 60-day period.

Employment Agreements

We have entered into employment agreements with certain of our executive officers. These employment agreements provide for severance payments upon termination of the executive in certain circumstances and acceleration of vesting of stock options upon the occurrence of a change in control. Please see “Compensation of Named Executive Officers and Directors—Potential Payments upon Termination and Change in Control” elsewhere in this Proxy Statement for a summary of the potential payments to our named executive officers upon the occurrence of a change in control.

Indemnification of Officers and Directors

As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended after the approval by our stockholders of the amended and restated certificate of incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the amended and restated bylaws are not exclusive

We have entered into indemnity agreements with each of our directors and certain of our executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law and our amended and restated certificate of incorporation and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.

Other Related Party Transactions

On December 23, 2014, we entered into a second amended and restated revolving credit and term loan agreement with certain lenders, or Senior Debt. Among the lenders is JPMorgan Chase Bank, N.A., which is affiliated with J.P. Morgan, an entity which now holds, and held at the time the original agreement was entered into, more than 5% of a class of our voting securities. The Senior Debt consists of a $125.0 million revolving credit facility, an additional uncommitted revolving credit facility of up to $65.0 million and a $50.0 million term loan facility. The term loan facility was fully borrowed on December 23, 2014, and was used, in part, to fully repay the $26.3 million of borrowings outstanding under our prior senior debt facility, which obligations were repaid in full effective upon the closing of the Senior Debt. On December 31, 2015, we had $95.0 million available for borrowings under the revolving credit facility.

We pay a quarterly revolving credit facility fee of 50 basis points per annum. At our option, borrowings under both the term loan facility and the revolving credit facility bear interest at either the base rate or a eurodollar-based rate (each as more fully described in the second amended and restated revolving credit and term loan agreement) plus an applicable margin as determined based on the senior secured debt to EBITDA ratio (as more fully described in the second amended and restated revolving credit and term loan agreement). These rates are summarized in the following table:

Basis for Pricing	Level I	Level II	Level III	Level IV
Consolidated Senior Secured Debt/ EBITDA	<1.00:1.00	>1.00:1.00 <1.50:1.00	>1.50:1.00 <2.00:1.00	>2.00:1.00
Revolving Credit Eurodollar Margin (LIBOR)	125 basis points	175 basis points	225 basis points	275 basis points
Revolving Credit Base Rate Margin	25 basis points	75 basis points	125 basis points	175 basis points
Letter of Credit Fees (exclusive of facing fees)	125 basis points	175 basis points	225 basis points	275 basis points
Term Loan Eurodollar Margin (LIBOR)	175 basis points	225 basis points	275 basis points	325 basis points
Term Loan Base Rate Margin	75 basis points	125 basis points	175 basis points	225 basis points

Interest is payable quarterly in arrears for base rate borrowings and on the last day of the applicable eurodollar-interest period for any eurodollar-based borrowings. Principal payments on the term loan facility of $2.5 million are due on the first day of each quarter beginning April 1, 2015, with any remaining balance due in December 2019. Borrowings under the revolving credit facility carry the same maturity date as the $50.0 million term loan. Mandatory prepayments include net cash proceeds from certain asset sales, 100% of the net cash proceeds of any subordinated debt and 50% of the net cash proceeds of certain equity transactions, excluding the cash proceeds from any permitted senior unsecured debt, any equity interests issued under certain stock option or employer incentive plans, and any other equity interests issued if consolidated senior secured debt to EBITDA is less than or equal to 2.00 to 1.00.

The Senior Debt has priority in repayment to all other outstanding debt except certain senior secured notes that we are permitted to issue in the future. We have granted our lenders a security interest in substantially all of our assets, including intellectual property, pursuant to a security agreement and an intellectual property security agreement, except that the security interest shall apply only after the total debt to EBITDA ratio is greater than or equal to 1:50 to 1:00. We are subject to complying with certain financial covenants, including minimum trailing 12 month EBITDA levels, total debt to EBITDA ratio, a fixed charge coverage ratio and a consolidated senior secured debt to EBITDA ratio (each as more fully described in the second amended and restated revolving credit and term loan agreement). The second amended and restated revolving credit and term loan agreement contains customary affirmative and negative covenants and prohibits, among other things and subject to certain exceptions, the incurrence of additional debt, payment of other debt obligations, incurrence of liens, acquisitions of businesses, capital expenditures, sales of businesses or assets, payment of dividends, repurchases of our capital stock, making loans or advances and certain other restrictions. The exceptions to the foregoing include capital expenditures of up to $20 million in any fiscal year and our right to repurchase up to $100 million of our outstanding capital stock subject to certain conditions set forth in the second amended and restated revolving credit and term loan agreement. The second amended and restated revolving credit and term loan agreement also contains customary events of default including, among others, payment defaults, breaches of covenants, bankruptcy and insolvency events, cross defaults with certain material indebtedness, judgment defaults, change of control and breaches of representations and warranties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and footnotes set forth information with respect to the beneficial ownership of our common stock as of February 29, 2016 by:

•	each stockholder, or group of affiliated stockholders, who we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our current directors; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.

Applicable percentage ownership in the following table is based on 48,692,553 shares of Series 1 common stock and no shares of Series 2 common stock outstanding as of February 29, 2016. Shares of Series 1 common stock subject to options currently exercisable or exercisable within 60 days of February 29, 2016 or subject to RSUs which will vest within 60 days of February 29, 2016 are deemed to be outstanding for calculating the number and percentage of outstanding shares of the person holding such options, but are not deemed to be outstanding for calculating the percentage ownership of any other person. Beneficial ownership or voting power representing less than 1% is denoted with an asterisk (*).

Shares shown in the table below include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse.

Unless otherwise noted below, the address of each person listed on the table is c/o RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701.

	Shares of Series 1 Common Stock Beneficially Owned(1)	% of Series 1 Common Stock Outstanding
5% Stockholders:
Entities affiliated with Norwest Venture Partners(2)	4,788,661	9.8%
Zhengxu He(3)	4,006,857	8.2%
The Vanguard Group(4)	2,824,026	5.8%
Institutional Venture Partners XIII LP(5)	2,475,897	5.1%

Directors and Named Executive Officers:
G. Cotter Cunningham(6)	1,298,594	2.6%
J. Scott Di Valerio	—	*
Louis J. Agnese, III(7)	148,232	*
Kelli A. Beougher(8)	194,565	*
Paul M. Rogers(9)	135,591	*
Michael Magaro(10)	64,609	*
C. Thomas Ball(11)	21,856	*
Jeffrey M. Crowe(12)	4,788,661	9.8%
Eric Korman(13)	50,042	*

	Shares of Series 1 Common Stock Beneficially Owned(1)	% of Series 1 Common Stock Outstanding
Jules A. Maltz(14)	2,478,424	5.1%
Gokul Rajaram(15)	29,226	*
Greg J. Santora(16)	40,599	*
Brian Sharples(17)	96,091	*
Tamar Yehoshua	—	*
All Directors and Executive Officers as a group (14 persons)(18)	9,349,016	18.6%
Total Beneficial Ownership	12,173,042	24.2%

(1)	All of the outstanding shares of Series 2 common stock converted into shares of Series 1 common stock on a one-to-one basis on March 7, 2014 upon the election of the holders thereof.
(2)	Pursuant to a 13G/A dated February 16, 2016 filed with the SEC, NVP Associates, LLC, (“NVP Associates”) reported that as of December 31, 2015, Norwest Venture Partners XI, LP (“NVP XI”) and related entities had sole voting and dispositive power over 3,591,493 shares and that its address is 525 University Avenue, Suite 800, Palo Alto, California 94301. Genesis VC Partners XI, LLC (“Genesis XI”) is the general partner of NVP XI. As of Dec 31, 2015, Genesis XI had sole voting and dispositive power over 3,591,493 shares. NVP Associates is managing member of Genesis XI. As of Dec 31, 2015, NVP Associates had sole voting and dispositive power over 4,788,661 shares. Promod Haque, Matthew Howard, and Jeffrey M. Crowe are each officers of NVP Associates and may be deemed to share voting and dispositive power over the shares held by NVP Associates. Such persons and entities disclaim beneficial ownership of shares held by NVP Associates, except to the extent of any pecuniary interest therein. Mr. Crowe is a member of our board of directors.
(3)	Pursuant to a 13G/A dated January 11, 2016 filed with the SEC, Zhengxu He reported that as of December 31, 2015, he had shared voting and dispositive power over 4,006,857 shares and that his address is Institute of Math, AMSS, CAS, Zhongguancun, Haidian District, Beijing 100080, PRC.
(4)	Pursuant to a 13G dated February 10, 2016 filed with the SEC, The Vanguard Group reported that as of December 31, 2015, it had sole voting power over 49,939 shares and sole dispositive power over 2,775,787 shares and that its address is 100 Vanguard Boulevard, Malvern, PA 19355.
(5)	Institutional Venture Management XIII, LLC (“IVM”) serves as the sole general partner of Institutional Venture Partners XIII, L.P. (“IVP”) and has sole voting and investment control over the shares owned by IVP. Todd C. Chaffee, Norman A. Fogelsong, Stephen J. Jarrick, J. Sanford Miller, Dennis B. Phelps and Jules A. Maltz are managing directors of IVM and share voting and dispositive power over the shares held by IVP XIII. The address for IVP is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025. Mr. Maltz is a member of our board of directors.
(6)	Includes 35,451 shares held in family trusts and 888,844 shares issuable upon the exercise of stock options. Mr. Cunningham does not have voting or investment power with respect to the 35,451 shares held in the family trusts.
(7)	Includes 133,957 shares issuable upon the exercise of stock options.
(8)	Includes 172,395 shares issuable upon the exercise of stock options.
(9)	Includes 123,983 shares issuable upon the exercise of stock options.
(10)	Includes 60,104 shares issuable upon the exercise of stock options.
(11)	Includes 15,030 shares issuable upon the exercise of stock options and 6,826 shares upon the issuance of vested RSUs.
(12)

Mr. Crowe is an officer of NVP Associates and as such, may be deemed to share voting and dispositive power over the shares held by each of NVP VI, NVP VII, and NVP XI. Mr. Crowe disclaims beneficial ownership of shares held by each of NVP VI, NVP VII, and NVP XI, except to the extent of his pecuniary interest therein. Mr. Crowe’s address is 525 University Avenue, Suite 800, Palo Alto, California 94301. Mr. Crowe is a member of our board of directors.

(13)	Includes 25,122 shares issuable upon the exercise of stock options and 3,264 shares upon the issuance of vested RSUs.
(14)	Mr. Maltz is a general partner of IVP XIII, and as such, may be deemed to share voting and dispositive power over the 2,475,897 shares held by IVP XIII. Mr. Maltz’s address is 3000 Sand Hill Road, Building 2, Suite 250, Menlo Park, California 94025. Mr. Maltz is a member of our board of directors.
(15)	Includes 236 shares held in a family trust and 35,322 shares issuable upon the exercise of stock options and 3,264 shares upon the issuance of vested RSUs.
(16)	Includes 35,322 shares issuable upon the exercise of stock options and 3,264 shares upon the issuance of vested RSUs.
(17)	Includes 31,555 shares held in a trust by Moose Pond Investments, LP, 60,266 shares issuable upon the exercise of stock options and 3,264 shares upon the issuance of vested RSUs. Moose Pond Mgt., LP, is the general partner of Moose Pond Investments, LP. Mr. Sharples is the limited partner of Moose Pond Investments, LP, and the sole manager of Moose Pond Mgt., LP and has voting and dispositive power over the shares held by Moose Pond Investments, LP. Mr. Sharples disclaims beneficial ownership of 1,007 shares and 25,931 shares issuable upon the exercise of stock options pursuant to a marital settlement agreement.
(18)	Includes an aggregate of 1,534,338 shares issuable upon the exercise of stock options and an aggregate of 19,882 shares issuable upon the vesting of RSUs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders during the fiscal year ended December 31, 2015 were satisfied.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Frank-Dodd Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

Our compensation committee and the board of directors believe that our executive compensation program, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement reflects our philosophy of linking the compensation of our executive officers with our performance. Our compensation committee and the board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.

This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the compensation of our named executive officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement are hereby approved.”

Because this vote is advisory, it will not be binding upon the board of directors or our compensation committee. However, our compensation committee will carefully consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required for approval of this proposal. If you abstain from voting on the proposal or your broker is unable to vote your shares, it will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS OR NOMINATIONS

TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2016 annual meeting. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to the Corporate Secretary at our principal executive offices no later than the close of business on November 14, 2016 (120 days prior to the anniversary of this year’s mailing date). Failure to deliver a proposal in accordance with these procedures may result in it not being deemed timely received.

Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our nominating and corporate governance committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our nominating and corporate governance committee, see the “Corporate Governance—Director Nominations” section of this Proxy Statement.

In addition, our Bylaws provide that any stockholder intending to nominate a candidate for election to the board or to propose any business at our 2016 annual meeting, other than non-binding proposals presented pursuant to Rule 14a-8 under the Exchange Act, must give notice to the Corporate Secretary at our principal executive offices, not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after the notice was first given). The notice must include the information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information concerning the proposing or nominating stockholder’s ownership of and agreements related to our stock. If the 2017 annual meeting is held more than 30 days before or after the first anniversary of the date of the 2016 annual meeting, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 90th day prior to the 2017 annual meeting or the 10th day following the date on which public announcement of the date of such meeting is first made. We will not entertain any proposals or nominations at the meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, we may exercise discretionary voting under proxies that we solicit to vote in accordance with our best judgment on any stockholder proposal or nomination. To make a submission or request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the board of directors knows of no other business that will be conducted at the annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding RetailMeNot stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice, Annual Report to Stockholders or Proxy Statement mailed to you, please submit a written request to our Corporate Secretary, RetailMeNot, Inc., 301 Congress Avenue, Suite 700, Austin, Texas 78701, or call our Investor Relations department at (512) 777-2970, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy statement or voting instruction form or other proxy materials for purposes of this year’s annual meeting, you should follow the instructions included in the Notice that was sent to you. You can also contact our Corporate Secretary or Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

By order of the board of directors

Jonathan B. Kaplan

General Counsel and Corporate Secretary

March 16, 2016

RETAILMENOT, INC. 301 CONGRESS AVENUE SUITE 700 AUSTIN, TX 78701	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees
01	G. Cotter Cunningham
02	Gokul Rajaram
03	Greg J. Santora
The Board of Directors recommends you vote FOR the following:					For	Against	Abstain
2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.				☐	☐	☐

3.	Advisory vote to approve compensation of named executive officers.				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report to Stockholders is/are available at www.proxyvote.com.

RETAILMENOT, INC.

Annual Meeting of Stockholders

April 28, 2016 at 8:30 a.m. Central Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints G. Cotter Cunningham and Jonathan Kaplan, or either of them, as proxies of the undersigned with full power of substitution, to vote all shares of Series 1 common stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of RetailMeNot, Inc., to be held on April 28, 2016 at the offices of DLA Piper LLP (US) located at 401 Congress Avenue, Suite 2500, Austin, Texas 78701, and at any adjournments or postponements thereof as follows:

a.         This proxy, when properly executed, will be voted as directed. If no direction is given, the proxyholders will have authority to vote FOR the election of all nominees for the Board of Directors, FOR Proposals 2 and 3 and 3 YEARS on Proposal 4.

b.        In their discretion, the proxyholders are authorized to vote on such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side